   As filed with the Securities and Exchange Commission on September 20, 1994

                                                    Registration No. 33-54211
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                   __________


                               AMENDMENT NO. 3 TO

                             REGISTRATION STATEMENT
                                  ON FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   __________

                            WAXMAN INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                      5074
            (Primary Standard Industrial Classification Code Number)
                                   34-0899894
                    (I.R.S. Employer Identification Number)
                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                                 (216) 439-1830
              (Address, including zip code, and telephone number,
            including area code, of registrant's principal offices)
                                   __________

                                 ARMOND WAXMAN
                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                                 (216) 439-1830
           (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)
                                   __________

                                   Copies to:

                            SCOTT M. ZIMMERMAN, ESQ.
                      Shereff, Friedman, Hoffman & Goodman
                                919 Third Avenue
                           New York, New York  10022
                                 (212) 758-9500
                                   __________

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box:   [x]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

===============================================================================

                            WAXMAN INDUSTRIES, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

               ITEM OF FORM S-1                                              PROSPECTUS CAPTION OR LOCATION
               ----------------                                              ------------------------------
              1. Forepart of the Registration Statement and Outside          Outside Front Cover Page of Prospectus
                 Front Cover Page of Prospectus

              2. Inside Front and Outside Back Cover                         Available Information; Inside Front Cover and Outside
                 Page of Prospectus                                          Back Cover Pages of Prospectus

              3. Summary Information, Risk Factors and                       Prospectus Summary; The Company; Selected Financial
                 Ratio of Earnings to Fixed Charges                          Data; Risk Factors; Consolidated Financial Statements

              4. Use of Proceeds                                             Prospectus Summary; Use of Proceeds

              5. Determination of Offering Price                             Not Applicable

              6. Dilution                                                    Not Applicable

              7. Selling Security Holders                                    Selling Security Holders; Plan of Distribution

              8. Plan of Distribution and Underwriting                       Outside Front Cover Page of Prospectus; Plan of
                                                                             Distribution

              9. Description of Securities to be Registered                  Prospectus Summary; Outside Front Cover Page of
                                                                             Prospectus; Description of Warrants; Description of
                                                                             Capital Stock

              10.  Interests of Named Experts and Counsel                    Legal Matters

              11.  Information with Respect to the Registrant                Outside Front Cover Page of Prospectus; Available
                                                                             Information; Prospectus Summary; Risk Factors;
                                                                             Capitalization; Price Range of Common Stock;
                                                                             Dividends; Selected Financial Data; Management's
                                                                             Discussion and Analysis of Financial Condition and
                                                                             Results of Operations; Business; Management; Principal
                                                                             Stockholders; Recent Securities Offering and Related
                                                                             Matters; Consolidated Financial Statements

              12.  Disclosure on Commission Position on                      Not Applicable
                   Indemnification of Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


    SUBJECT TO COMPLETION:  PRELIMINARY PROSPECTUS DATED SEPTEMBER 20, 1994


PROSPECTUS
                            WAXMAN INDUSTRIES, INC.

             2,950,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK 2,950,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE


  This Prospectus relates to the offer and sale of 2,950,000 warrants ("Warrants") to purchase shares of common stock, par value $.01 per share (the "Common Stock"), of Waxman Industries, Inc. (the "Company") and the 2,950,000 shares of Common Stock, subject to adjustment, issuable upon exercise of the Warrants. The Warrants and shares of Common Stock referenced above offered hereby are sometimes collectively referred to herein as the "Securities." The Securities will be sold by the holders thereof (the "Selling Security Holders"). See "Selling Security Holders."

  On May 20, 1994, the Company issued Series A 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 having an initial accreted value of $50,000,000 (the "Notes") together with the Warrants in exchange for $50,000,000 aggregate principal amount of the Company's then outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 pursuant to a private exchange offer (the "Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Company's 12.25% Fixed Rate Senior Secured Notes due September 1, 1998 and Floating Rate Senior Secured Notes due September 1, 1998 to certain waivers of and the adoption of certain amendments to the indenture governing such Senior Secured Notes, (ii) the establishment of a $55 million revolving credit facility and a $15 million term loan, (iii) the solicitation of the consents of the holders of the Company's Senior Subordinated Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Subordinated Notes and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities.


  Each Warrant entitles the holder thereof to purchase one share of Common Stock, subject to adjustment in certain circumstances discussed below, at a cash exercise price of $2.45 per share, subject to adjustment in certain circumstances discussed below. The Company would receive all of the proceeds from the exercise of the Warrants. The Warrants are currently exercisable and expire on June 1, 2004. The Warrants were originally issued by the Company in a private placement to certain institutional investors. There is presently no active trading market for the Warrants and there can be no assurance that one will develop. The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "WAX." On September 12, 1994, the last reported sales price per share of Common Stock, as reported by the NYSE, was $1.88.



  The Securities are being offered for the accounts of the Selling Security Holders. See "Selling Security Holders." The offer and sale of the Securities is being registered under the Registration Statement of which this Prospectus forms a part in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (the "Equity Registration Rights Agreement"), dated as of May 20, 1994, between the Company and The Huntington National Bank, as Warrant Agent (the "Warrant Agent") under the Warrant Agreement dated as of May 20, 1994 between such Warrant Agent and the Company, on behalf of the original purchasers of the Warrants. The Company has agreed to pay all expenses of this offering but will not receive any of the proceeds from the sale of Securities being offered hereby. The aggregate proceeds to the Selling Security Holders from the sale of the Securities will be the purchase price of the Securities sold, less the aggregate underwriting fees, discounts and commissions, if any. See "Plan of Distribution."


  The Selling Security Holders directly, through agents designated from time to time or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the names of the Selling Security Holders, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discount with respect to a particular offer will be set forth in an accompanying Prospectus supplement (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus forms a part). The distribution of the Securities of the Selling Security Holders may be effected in one or more transactions that may take place on the NYSE or the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by the Selling Security Holders in connection with such sales.

  The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Securities may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution" for indemnification arrangements."

  PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS."
                          _________________________

  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SECURITIES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

  THIS DOCUMENT MAY NOT BE PASSED ON IN THE UNITED KINGDOM TO ANY PERSON UNLESS THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 9(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1988 OR IS A PERSON TO WHOM THIS DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.



                       NOTICE TO NEW HAMPSHIRE RESIDENTS

  NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
                          _________________________

                THE DATE OF THIS PROSPECTUS IS _____ __, 1994.

                             AVAILABLE INFORMATION

       The Company has filed a Registration Statement on Form S-1 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act, with the Commission covering the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Registration Statement, as well as such periodic reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock is listed on the NYSE. Reports, proxy statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 1005.

                               PROSPECTUS SUMMARY

       THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO A PARTICULAR FISCAL YEAR REFER TO THE 12-MONTH PERIOD ENDED ON JUNE 30 IN THAT YEAR. UNLESS THE CONTEXT OTHERWISE INDICATES, ALL REFERENCES TO THE "COMPANY" ARE TO THE CONTINUING OPERATIONS OF WAXMAN INDUSTRIES, INC. AND ITS SUBSIDIARIES AND DIVISIONS AND TO THE BUSINESS CONDUCTED THROUGH SUCH SUBSIDIARIES AND DIVISIONS.

                                  THE COMPANY


       The Company believes it is one of the leading suppliers of plumbing products to the home repair and remodeling market in the United States. The Company conducts its business in the United States primarily through its wholly-owned subsidiaries, Barnett Inc. ("Barnett") and Waxman Consumer Products Group Inc. ("Consumer Products"). The Company distributes plumbing, electrical and hardware products, in both packaged and bulk form, to over 47,000 customers in the United States, including do-it-yourself ("D-I-Y") retailers, mass merchandisers, smaller independent retailers and plumbing and electrical repair and remodeling contractors. The Company's consolidated net sales (excluding sales from discontinued operations) were $215.1 million in fiscal 1994.


       The Company's domestic business is conducted primarily through Barnett and Consumer Products. Through their nationwide network of warehouses and distribution centers, Barnett and Consumer Products provide their customers with a single source for an extensive line of competitively priced quality products. The Company's strategy of being a low-cost supplier is facilitated by its purchase of a significant portion of its products from low-cost foreign sources. Barnett's marketing strategy is directed predominantly to repair and remodeling contractors and independent retailers, as compared to Consumer Products' strategy of focusing on mass merchandisers and larger D-I-Y retailers.


       Based on management's experience and knowledge of the industry, the Company believes that Barnett is the only national mail order and telemarketing operation distributing plumbing, electrical and hardware products in the United States. Barnett's marketing strategy is comprised of frequent catalog and promotional mailings, supported by 24-hour telemarketing operations. Barnett has averaged 15% net sales growth per annum during the period from fiscal 1992 to fiscal 1994 through (i) the expansion of its warehouse network to increase its market penetration, (ii) the introduction of new product offerings and
(iii) the introduction of an additional catalog targeted at a new customer base. Barnett's net sales were $95.2 million in fiscal 1994.

       Consumer Products markets and distributes its products to a wide variety of retailers, primarily national and regional warehouse home centers, home improvement centers and mass merchandisers. An integral element of Consumer Products' marketing strategy of serving as a single source supplier is offering mass merchandisers and D-I-Y retailers innovative comprehensive marketing and merchandising programs designed to improve their profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. Consumer Products' customers currently include national retailers such as Kmart, Builders Square, Home Depot and Wal-Mart, as well as large regional D-I-Y retailers. According to the most recent rankings of the largest D-I-Y retailers published by National Home Center News, an industry trade publication, Consumer Products' customers include 16 of the 25 largest D-I-Y retailers in the United States. Management believes that Consumer Products is the only supplier to the D-I-Y market that carries a complete line of plumbing, electrical and floor protective hardware products, in both package and bulk form. Consumer Products' net sales were $70.7 million in fiscal 1994 and have remained generally consistent since fiscal 1992.

       The Company, through its smaller domestic operations, also distributes a full line of security hardware products and copper tubing, brass fittings and other related products. Net sales from these other operations were $47.7 million in fiscal 1994.

       The Company's business strategy is designed to capitalize on the growth prospects for Barnett and Consumer Products. The Company's current strategy includes the following elements:


       - EXPANSION OF BARNETT. Since its acquisition in 1984, Barnett's revenues and operating income have grown at compound annual rates of 11.7% and 13.2% respectively, as a result of (i) the expansion of its warehouse network, (ii) the introduction of new product offerings and (iii) the introduction in January 1992 of an additional catalog targeted at a new customer base. The Company intends to continue to expand Barnett's national warehouse network and expects to open as many as four new warehouses during each of the next several fiscal years. Barnett expects to fund this expansion using cash flow from operations and/or available borrowings under the Debt Financing. Barnett also intends to continue expanding its product offerings, allowing its customers to utilize its catalogs as a means of one-stop shopping for many of their needs. In an effort to further increase profitability, Barnett is also increasing the number of higher margin product offerings bearing its proprietary trade names and trademarks.

       - ENHANCE COMPETITIVE POSITION OF CONSUMER PRODUCTS. During the past 24 months, Consumer Products has restructured its sales and marketing functions in order to better serve the needs of its existing and potential customers. Consumer Products restructured its sales department by defining formal regions of the country for which regional sales managers would have responsibility. Prior to the restructuring, sales managers had responsibility for specific customers without regard to location. In addition, as part of the restructuring, in fiscal 1993 a marketing department was established separate and apart from the sales department.
              The marketing department is staffed with product managers who have the responsibility of identifying new product programs. The restructuring of the sales and marketing departments is complete at this time. Consumer Products' strategy is to achieve consistent growth by expanding its business with existing customers and by developing new products and new customers. In order to increase business with existing customers, Consumer Products is focusing on developing strategic alliances with its customers. Consumer Products seeks to (i) introduce new products within existing categories, as well as new product categories,
              (ii) improve customer service, (iii) introduce full service marketing programs and (iv) achieve higher profitability for both the retailer and Consumer Products. Management believes that Consumer Products is well positioned to benefit from the trend among many large retailers to consolidate their purchases among fewer vendors.


       The Reorganization described below was an important element of this strategy because it lowered the Company's cash interest expense, permitting the Company to reinvest a greater portion of its cash flow in its domestic businesses; stabilized the Company's capital structure by, among other things, eliminating the impact of the adverse operating results of the Company's discontinued Canadian operations on the Company's domestic operations; and generally provided the Company with greater operating and financial flexibility.

DISCONTINUED OPERATIONS

       Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal Plumbing Group, Inc. ("Ideal"). Unlike the Company's United States operations which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily served customers in the Canadian new construction market through independent contractors. Accordingly, Ideal is reported as a discontinued operation and the consolidated financial statements and financial information contained herein have been reclassified to report separately Ideal's net assets and results of operations. Prior period consolidated financial statements and financial information have been reclassified to conform to the current period presentation.

       Ideal determined in April 1994 that, as of March 31, 1994, it was in violation of several financial covenants included in its Canadian bank credit agreements, including those related to the maintenance of a specified working capital ratio, interest coverage ratio and borrowing base formulas. In addition, on April 15, 1994, Ideal failed to make a Cdn. $150,000 payment on the term loan portion of such agreements.

       At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group of investors which included members of Ideal's management. Such transaction would have required the consent of the lenders under Ideal's Canadian bank credit agreements as borrowings under such credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank considered the management group's acquisition proposal; however, the proposal was subsequently rejected. On May 5, 1994, without advance notice, the bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements (borrowings under these agreements are non-recourse to Waxman Industries, Inc.). The Company has not contested the bank's efforts to effect the orderly disposition of Ideal. On May 30, 1994, Ideal was declared bankrupt by the Canadian courts and, as a result, the Company's ownership and control of Ideal effectively ceased on such date. Upon the petition of Ideal's Canadian lenders, Coopers & Lybrand Ltd. was appointed as trustee to liquidate the assets of Ideal. As of the date of this Prospectus, the Company has been advised that Ideal is no longer operating and that certain of Ideal's branch operations have been sold but that the trustee has not yet liquidated the remaining inventory, accounts receivable and fixed assets of Ideal.

       Ideal's defaults under its Canadian bank credit agreements and subsequent bankruptcy do not trigger a "cross-default" under, or result in any violation of the debt covenants contained in, the Company's or its subsidiaries' outstanding debt obligations other than under the Company's $155,000 principal amount outstanding of Convertible Debentures. In addition, neither the Company nor any of its subsidiaries has any liability to creditors of Ideal as a result of Ideal's bankruptcy.

       The Company's principal executive offices are located at 24460 Aurora Road, Bedford Heights, Ohio 44146, Telephone (216) 439-1830.

                         BACKGROUND OF EXCHANGE OFFER;
                 RECENT SECURITIES OFFERING AND RELATED MATTERS

       On May 20, 1994, the Company issued Series A 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 having an initial accreted value of $50,000,000 (the "Notes") together with the Warrants to purchase 2,950,000 shares of Common Stock in exchange for $50,000,000 aggregate principal amount of the Company's outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 (the "Senior Subordinated Notes") pursuant to a private exchange offer (the "Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Company's Senior Subordinated Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Subordinated Notes (the "Senior Subordinated Consent Solicitation"), (ii) the establishment of a $55 million revolving credit facility (the "Domestic Credit Facility") and a $15 million term loan (the "Domestic Term Loan"; and together with the Domestic Credit Facility, the "Debt Financing"), (iii) the solicitation of the consents of the holders of the Company's 12.25% Fixed Rate Senior Secured Notes due September 1, 1998 and Floating Rate Senior Secured Notes due September 1, 1998 (together, the "Senior Secured Notes") to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Secured Notes (the "12 1/4% Consent Solicitation") and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities (including $27.6 under the Company's then existing working capital credit facility and $1.2 million under the $5.0 million revolving credit facility of Barnett (the "Barnett Financing")). See "Recent Securities Offering and Related Matters -- The Reorganization."

       In connection with the Reorganization, the Company restructured (the "Corporate Restructuring") its domestic operations such that after giving effect thereto the Company became a holding company whose only material assets are the capital stock of its subsidiaries. As part of the Corporate Restructuring, the Company formed (a) Waxman USA Inc. ("Waxman USA"), as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Waxman Consumer Products Group Inc., a wholly owned subsidiary of Waxman USA, to own and operate Waxman Industries' Consumer Products Group Division (the "Consumer Products Division"; all references herein to "Consumer Products" shall include the Consumer Products Division and Waxman Consumer Products Group Inc., unless the context otherwise requires), and (c) WOC Inc. ("WOC"), a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, the Company effected the Corporate Restructuring by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Division to Consumer Products, (iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock Corporation ("U.S. Lock") and LeRan Copper & Brass, Inc. ("LeRan"), each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI, International, Inc. ("TWI") to Waxman USA and (vii) contributing the capital stock of Western American Manufacturing, Inc. ("WAMI") to TWI.

       As a result of the Corporate Restructuring, the corporate structure of the Company and its subsidiaries is as follows:


                      -----------------------
                      WAXMAN INDUSTRIES, INC.
                      -----------------------
                                |
      ----------------------------------------------------------
      |                                                         |
  ---------------                                  ----------------------------
  WAXMAN USA INC.                                  IDEAL HOLDING GROUP, INC.(1)
  ---------------                                  ----------------------------
         |                                                             |
   ---------------------------------------------------                 |
   |             |              |                     |                |
- -------      ---------       --------        ------------------    -----------
              WAXMAN
BARNETT,     CONSUMER        WOC INC.        TWI, INTERNATIONAL       IDEAL
  INC.       PRODUCTS                              INC.              PLUMBING
             GROUP INC.                                            GROUP,INC(1)
- -------      ---------       --------        ------------------    ------------
                                                      |
       ----------------------------------------------------------
      |                                                          |
- -----------------                                      -------------------
TWI INTERNATIONAL                                        WESTERN AMERICAN
   TAIWAN, INC.                                         MANUFACTURING, INC.
- -----------------                                      -------------------
      |                                                          |
- -----------------                                      -------------------
CWI INTERNATIONAL                                           COHART DE
   CHINA, LTD.                                           MEXICO SA DE CV
- -----------------                                      -------------------




- ----------------------
Each subsidiary depicted above is a wholly owned subsidiary, except for TWI International Taiwan, Inc. and Cohart de Mexico SA de CV, which are 99% owned.


(1) Ideal Holding Group, Inc.'s sole asset, Ideal Plumbing Group, Inc., is currently being liquidated pursuant to Canadian bankruptcy laws.


       The Warrants were issued pursuant to exemptions from, or transactions not subject to, the registration requirements of the Act and applicable state securities laws. The Company structured the offering of the Warrants and Notes as a private placement in order to consummate such offering on a more expeditious basis than would have been possible had the offering and sale been registered under the Act. The original purchasers of the Warrants, as a condition to their purchase of the Warrants and Notes, required the Company to enter into the Equity Registration Rights Agreement pursuant to which the Company agreed, among other things, to file promptly a registration statement under the Act to permit such original purchasers to offer and sell under the Act the Warrants and shares of Common Stock issuable upon exercise of the Warrants. The Company has prepared and filed the Registration Statement of which this Prospectus forms a part with the Commission pursuant to the Equity Registration Rights Agreement. The original purchasers of the Notes, as a condition to their purchase of the Notes and Warrants, also required the Company to enter into a registration rights agreement pursuant to which the Company agreed, among other things, to promptly commence the Exchange Offer (as defined herein) following the offering of the Notes. The Company has prepared and filed a Registration Statement with the Commission pursuant to such registration rights agreement. See "Recent Securities Offering and Related Matters -- Registration Rights Agreements."


       See "Selling Security Holders" and "Recent Securities Offering and Related Matters" for a discussion of the offering of the Warrants, the agreements referred to above and additional related agreements. See "Description of the Warrants" for a discussion of the terms of the Warrants.


                                  THE OFFERING


Securities Offered  . . . . . . . . . . . . . . . . . .     2,950,000 Warrants to purchase shares of Common Stock.
                                                            In addition, this Prospectus relates to the 2,950,000
                                                            shares of Common Stock issuable upon exercise of the
                                                            Warrants, subject to adjustment in the event of any
                                                            recapitalization, reclassification, stock dividend,
                                                            stock split, reverse stock split, stock issuance below
                                                            fair market value or other similar transaction.


     Warrants

        Underlying Common Stock  . . . . . . . . . . .      Each Warrant is exercisable to purchase one share of
                                                            Common Stock subject to adjustment under certain
                                                            circumstances.  See "Description of Warrants."

        Exercise Price . . . . . . . . . . . . . . . .      $2.45 per share, subject to adjustment in certain
                                                            circumstances.  See "Description of Warrants."

        Exercise Period  . . . . . . . . . . . . . . .      The Warrants are currently exercisable.  See
                                                            "Description of Warrants."

        Expiration Date  . . . . . . . . . . . . . . .      The Warrants expire at 5:00 p.m. New York City time on
                                                            June 1, 2004.

        Warrant Agent  . . . . . . . . . . . . . . . .      The Huntington National Bank is serving as Warrant Agent
                                                            under the Warrant Agreement.

     Common Stock

        Number of Shares . . . . . . . . . . . . . . .      2,950,000 shares, subject to adjustment in certain
                                                            circumstances, of Common Stock issuable upon the
                                                            exercise of the Warrants.


         Common Stock Outstanding . . . . . . . . . . .      9,491,457 shares as of September 12, 1994.

         NYSE symbol for
         the Common Stock . . . . . . . . . . . . . . .      WAX

Proceeds of the Offering  . . . . . . . . . . . . . . .      All of the proceeds from the sale of Securities offered
                                                             hereby will be received by the Selling Security Holders.
                                                             The Company will not receive any of the proceeds from
                                                             this offering.

                                                             If all of the 2,950,000 Warrants offered hereby are
                                                             exercised at the initial exercise price of $2.45 per
                                                             share, the Company would receive $7,227,500, which would
                                                             be added to the Company's working capital and used for
                                                             general corporate purposes.




        For more complete information regarding the Warrants, see "Description of Warrants."


                                  RISK FACTORS

       Prospective purchasers of Securities offered hereby should carefully consider the matters set forth under "Risk Factors," as well as the other information and data included in this Prospectus.

                                  RISK FACTORS

       Prospective purchasers of Securities offered hereby should carefully read the entire Prospectus and, in particular, should consider, among other things, the following risks.

LEVERAGE


       The Company has a high degree of leverage. At June 30, 1994, the outstanding consolidated indebtedness (excluding trade payables and accrued liabilities) of the Company's continuing operations was $193.8 million. This high degree of leverage may have important consequences, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to satisfy debt service obligations;
(iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (iv) the Company's high degree of leverage may make it more vulnerable in the event of a downturn in its business and may limit its ability to capitalize on business opportunities. Although the Company believes that its operating cash flow as well as amounts available under the Domestic Credit Facility will be sufficient to fund working capital, capital expenditures and debt service requirements for the next 24 months, the Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. Commencing March 1995, the Company is required to make quarterly principal payments of $1.0 million under its Domestic Term Loan. In addition, the Company is required to make mandatory sinking fund payments of $17.0 million on each of September 1, 1996 and September 1, 1997 with respect to the Senior Secured Notes and a single payment of $8.8 million on June 1, 1998 with respect to the Senior Subordinated Notes. In addition, the Debt Financing matures on May 20, 1997, subject to extension in certain circumstances. The Company currently believes that it must obtain a significant infusion of capital before any significant deleveraging can occur. However, there can be no assurances as to the timing or likelihood of such deleveraging.

       To the Company's knowledge, neither its high degree of leverage nor the bankruptcy of Ideal has resulted in the refusal by any of its customers, suppliers or manufacturers to do business with the Company or in the alteration of material terms which have had a material impact on the Company's business.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

       The terms and conditions of the instruments evidencing the Debt Financing, as well as other indebtedness of the Company impose restrictions that affect, among other things, the ability of the Company and/or its subsidiaries to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments. The breach of any of the foregoing covenants would result in a default under the applicable debt instrument permitting the holders of indebtedness outstanding thereunder, subject to applicable grace periods, to accelerate such indebtedness. There can be no assurance that the Company would have sufficient funds to repay or assets to satisfy such obligations.

CONTROL BY PRINCIPAL STOCKHOLDERS; CERTAIN ANTI-TAKEOVER EFFECTS


       Approximately 16.7% (and 12.7%, assuming the exercise of all of the Warrants offered hereby) of the outstanding shares of the Company's common stock, par value $.01 per share, and 82.7% of the outstanding shares of the Company's Class B common stock are held by Melvin and Armond Waxman, brothers and respectively, the Chairman of the Board and Co-Chief Executive Officer and the President and Co-Chief Executive Officer of the Company (the "Principal Stockholders"). These holdings represent 62.9% (and 57.6%, assuming the exercise of all of the Warrants offered hereby) of the outstanding voting power of the Company. Consequently, the Principal Stockholders have sufficient voting power to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions, and to prevent or cause a change in control of the Company. In addition, certain provisions in the Company's Certificate of Incorporation, By-laws and debt instruments, including the Change of Control provisions in the Indenture governing the Notes, may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control.


DEFICIENCY OF EARNINGS TO FIXED CHARGES


       In fiscal 1994, 1993, and 1992, the Company's earnings (as defined in footnote 4 to Selected Financial Data) were insufficient to cover its fixed charges by $3.1 million, $15.7 million and $5.1 million, respectively. The Company's business strategy, described herein, is designed to capitalize on the growth prospects for Barnett and Consumer Products and thereby increase earnings. The Company believes that the successful implementation of its business strategy will enable it to reduce or eliminate the deficiency of earnings to fixed charges. However, there can be no assurances regarding when such deficiencies will be reduced or eliminated or that the deficiencies experienced in the past will not reoccur.


FOREIGN SOURCING


       In fiscal 1994, products manufactured outside of the United States accounted for approximately 27.2% of the total product purchases made by the Company's continuing operations. Foreign sourcing involves a number of risks, including the availability of letters of credit, maintenance of quality standards, work stoppages, transportation delays and interruptions, political and economic disruptions, foreign currency fluctuations, expropriation, nationalization, the imposition of tariffs and import and export controls and changes in governmental policies (including United States' policy toward the foreign country where the products are produced), which could have an adverse effect on the Company's business. The occurrence of certain of these factors would delay or prevent the delivery of goods ordered by the Company's customers, and such delay or inability to meet delivery requirements would have an adverse effect on the Company's results of operations and could have an adverse effect on the Company's relationships with its customers. In addition, the loss of a foreign manufacturer could have a short-term adverse effect on the Company's business until alternative supply arrangements were secured.


RELIANCE ON KEY CUSTOMERS


       During fiscal 1994, Kmart and its subsidiaries, Consumer Products' largest customer, accounted for approximately 13% of the Company's continuing operations' net sales. During the same period, Consumer Products' ten largest customers accounted for approximately 25% of the Company's continuing operations' net sales. The loss of or a substantial decrease in the business of Consumer Products' largest customers could have a material adverse effect on the Company's continuing operations.


PROCEEDS OF THE OFFERING

       The Company will not receive any of the proceeds of this offering. All of the proceeds of this offering will be received by the Selling Security Holders.

ABSENCE OF PUBLIC MARKET

       At present, the Warrants are owned by a small number of investors and there is no active trading market for the Warrants. If an active trading market does not develop, purchasers of the Warrants may have difficulty liquidating their investment and the Warrants may not be readily accepted as collateral for loans. Accordingly, no assurances can be given as to the price at which holders of the Warrants will be able to sell the Warrants, if at all.

       The liquidity of and the market prices for the Warrants and Common Stock can be expected to vary with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities, including fluctuations in the market for warrants and common stock generally.

POSSIBLE FUTURE SALES OF SHARES BY THE SELLING SECURITY HOLDERS

       Subject to the restrictions described under "Risk Factors -- Shares Eligible for Future Sale" and applicable law, upon the effectiveness of the Registration Statement of which this Prospectus forms a part, the Selling Security Holders could cause the sale of any or all of the Warrants or underlying shares of Common Stock they own. The Selling Security Holders may determine to sell Warrants or the underlying shares of Common Stock from time to time for any reason. Although the Company can make no prediction as to the effect, if any, that sales of Warrants or shares of Common Stock owned by the Selling Security Holders would have on the market price of Common Stock prevailing from time to time, sales of substantial amounts of Warrants or Common Stock, or the availability of such Warrants or shares of Common Stock for sale in the public market, could adversely affect prevailing market prices of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

       As of September 12, 1994, there were 9,491,457 shares of Common Stock outstanding and 2,220,705 shares of Class B Common Stock outstanding (convertible into 2,220,705 shares of Common Stock). To the extent such shares are not held by "affiliates" or otherwise subject to restrictions on resale, including those imposed by Section 16(b) of the Exchange Act, the Warrants, and upon exercise of the Warrants, the shares of Common Stock which are issuable upon exercise of the Warrants and offered hereby are eligible for sale in the public market. Although the Company can make no prediction as to the effect, if any, that sales of the Warrants and shares of Common Stock referred to above would have on the market price of the Common Stock prevailing from time to time, sales of a substantial amount of Warrants or Common Stock, or the availability of such Warrants or shares of Common Stock for sale in the public market could adversely affect prevailing market prices of the Common Stock.


                                USE OF PROCEEDS

       The Company will not receive any of the proceeds from the sale of the Securities offered hereby, all of which will be received by the Selling Security Holders.

       If all of the 2,950,000 Warrants offered hereby are exercised at the initial exercise price of $2.45 per share, the Company would receive $7,227,500, which would be added to the Company's working capital and used for general corporate purposes.

                                 CAPITALIZATION
                                 (IN THOUSANDS)

       The following table sets forth the consolidated capitalization of the Company at June 30, 1994.



Current portion of long-term debt                                                     $  4,144
                                                                                      ========
Bank debt:
  Domestic Credit Facility (2)                                                          39,378
  Domestic Term Loan, net of current portion(2)                                         13,000
Senior Secured Notes due September 1, 1998, net of discount                             38,675
Senior Subordinated Notes due June 1, 1999                                              48,750
Senior Secured Deferred Coupon Notes due June 1, 2004,
  net of discount (5)                                                                   48,031
Convertible Debentures                                                                     155
Other notes payable, net of current portion                                              1,685
                                                                                      --------
         Total long-term debt (1)                                                      189,674
                                                                                      --------

Stockholders' equity:

  Preferred stock, $.01 par value, 2,000 shares authorized; none issue                $    ---
  Common stock, $.01 par value, 22,000 shares authorized; 9,490 issued
    and outstanding (3)                                                                     95
  Class B common stock, $.01 par value, 6,000 shares authorized; 2,222
    issued and outstanding (4)                                                              23
  Paid-in capital (5)                                                                   21,098
  Retained deficit                                                                    (58,325)
                                                                                      --------
  Stockholders' equity before cumulative currency translation adjustments             (37,109)
  Cumulative currency translation adjustments                                            (600)
                                                                                      --------
         Total stockholders' equity                                                   (37,709)
                                                                                      --------
Total capitalization                                                                  $151,965
                                                                                      ========

(1) For a description of the Company's debt, see Notes 6, 7, 8, 9 and 10 to the Notes to Consolidated Financial Statements as of June 30, 1994.

(2) Proceeds from the Domestic Credit Facility and Domestic Term Loan were used to repay borrowings under the Company's then existing credit facilities, accrued interest and fees and expenses associated with the Reorganization.

(3) Does not include 2,950 shares of Common Stock reserved for issuance upon exercise of the Warrants, 1,000 shares of Common Stock reserved for issuance upon exercise of the warrants issued together with the Senior Secured Notes or 48 shares of Common Stock reserved for issuance upon conversion of the Convertible Debentures. Also does not include 1,226 shares of Common Stock reserved for issuance under the exercise of stock options outstanding as of June 30, 1994.

(4) The Class B Common Stock is generally not transferable but is convertible into Common Stock on a share-for-share basis at any time. See "Description of Capital Stock."


(5) A portion of the proceeds of the Units have been allocated to the Warrants. As a result, an adjustment has been made to increase paid-in capital by $2,500. The related $2,500 reduction in the recorded principal amount of the Notes have been amortized as interest expense over the life of the Notes.

                          PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "WAX". The Company's Class B Common Stock does not trade in the public market due to restricted transferability. However, the Class B Common Stock may be converted into Common Stock on a share-for-share basis at any time.


          The following table sets forth the high and low closing prices of the Common Stock as reported by the NYSE for fiscal years 1994, 1993 and 1992, and for the first quarter of fiscal year 1995 (through September 12, 1994).

                                                                   FISCAL YEARS ENDED JUNE 30,
                                                                   ---------------------------
                          1995                      1994                      1993                     1992
                   HIGH        LOW           HIGH         LOW          HIGH         LOW          HIGH        LOW
First Quarter       $2.13      $1.88         $3.88        $2.25       $4.63        $3.38         $5.25       $3.75
Second Quarter                                2.50         1.50        4.13         3.38          5.38        4.25
Third Quarter                                 3.25         2.25        5.25         3.75          8.38        4.88
Fourth Quarter                                2.38         1.88        5.38         3.38          7.00        4.00

         On September 12, 1994, the closing price of the Common Stock, as reported on the NYSE, was $1.88. As of September 12, 1994, there were approximately 1,092 holders of record of Common Stock and approximately 144 holders of record of Class B Common Stock.



                                   DIVIDENDS

         The Company paid dividends of $.08 and $.12 per share on each class of common stock in fiscal 1993 and 1992, respectively. On October 4, 1993, the Company announced that it has suspended the payment of cash dividends on each class of its common stock. Restrictions contained in the Company's debt instruments currently prohibit the declaration and payment of any cash dividends.

                            SELECTED FINANCIAL DATA
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)


         The selected historical financial data for the fiscal years 1990 through 1994 are derived from the Company's audited consolidated financial statements. Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal. Accordingly, Ideal is reported as a discontinued operation in the fiscal 1994 consolidated financial statements and the prior period consolidated financial statements have been reclassified to conform to the current period presentation.

ITEM 6.  SELECTED FINANCIAL DATA

                                                                            FISCAL YEARS ENDED JUNE 30,
                                                                            ---------------------------
                                                       1994            1993            1992            1991           1990
                                                       ----            ----            ----            ----           ----
                                                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA(1):
Net sales                                              $215,112        $204,778        $197,738       $186,327        $186,315
Cost of sales                                           140,011         137,244         127,115        121,397         120,976
                                                       --------        --------        --------       --------        --------
Gross profit                                             75,101          67,534          70,623         64,930          65,338
Operating expenses                                       56,888          56,081          51,824         50,263          49,452
Restructuring and other nonrecurring
  charges                                                     -           6,762           3,900              -               -
                                                       --------        --------        --------       --------        --------
Operating income                                         18,213           4,691          14,899         14,667          15,886
Interest expense, net                                    21,334          20,365          20,025         17,462          15,814
                                                       --------        --------        --------       --------        --------
Income (loss) before income taxes,
  extraordinary charges and cumulative
  effect of accounting change                            (3,121)        (15,674)         (5,126)         (2,795)            72
Provision (benefit) for income taxes                        351             216            (768)           (680)            27
                                                       --------        --------        --------       ---------       --------
Income (loss) from continuing
  operations before extraordinary
  charges and cumulative effect of
  accounting change                                      (3,472)        (15,890)         (4,358)        (2,115)             45
Discontinued operations - Ideal
  Income (loss) from discontinued
    operations, net of taxes                             (3,249)        (11,240)          1,146          4,343           6,743
  Loss on disposal, without
    tax benefit                                         (38,343)              -               -              -               -
                                                       --------        --------        --------       --------        --------
Income (loss) before extraordinary
  charge and cumulative effect of
  accounting change                                     (45,064)        (27,130)         (3,212)         2,228           6,788
Extraordinary charges, early
  repayment of debt(2)                                   (6,824)              -          (1,186)             -            (320)
Cumulative effect of
  accounting change(3)                                        -          (2,110)              -              -               -
                                                       --------        --------        --------       --------        --------
Net income (loss)                                      $(51,888)       $(29,240)       $ (4,398)      $  2,228        $  6,468
                                                       ========        ========        ========       ========        ========
Average number of shares outstanding                     11,674          11,662           9,794          9,570           9,659
Primary earnings per share:
  Income (loss) from continuing
    operations before extraordinary
    charges and cumulative effect
    of accounting change                               $   (.30)       $  (1.36)       $   (.44)      $    (.06)      $    .01
  Income (loss) from discontinued operations               (.28)           (.97)            .11            .29             .69
  Loss on disposal                                        (3.28)              -               -              -               -
  Extraordinary charges                                    (.58)              -            (.12)             -            (.03)
  Cumulative effect of accounting
    change                                                    -            (.18)              -              -               -
                                                       --------        --------        --------       ---------       --------
  Net income (loss)                                    $  (4.44)       $  (2.51)       $   (.45)      $     .23       $    .67
                                                       ========        ========        ========       =========       ========
Fully diluted earnings per share:
  Income (loss) from continuing
    operations before extraordinary
    charges and cumulative effect
    of accounting change                               $   (.30)       $  (1.36)       $   (.44)      $    (.06)      $    .01
  Income (loss) from discontinued operations               (.28)           (.97)            .11            .29             .65
  Loss on disposal                                        (3.28)              -               -              -               -
  Extraordinary charges                                    (.58)              -            (.12)             -            (.03)
  Cumulative effect of accounting
    change                                                    -            (.18)              -             -                -
                                                       --------        --------        --------       --------        --------
  Net income (loss)                                    $  (4.44)       $  (2.51)       $   (.45)      $     .23       $    .63
                                                       ========        ========        ========       =========       ========
Cash dividends per share:
  Common stock                                         $      -        $    .08        $    .12       $     .12       $    .12
  Class B common stock                                 $      -             .08             .12             .12            .11

Ratio of earnings to fixed charges (4)                        -               -               -              -            1.2x

BALANCE SHEET DATA(1):
Working capital                                        $ 93,699        $117,730        $135,886       $133,654        $136,989
Total assets                                            183,043         198,525         237,481         236,437        249,892
Total long-term debt                                    189,674         161,910         148,894         156,431        176,523
Stockholders' equity                                    (37,709)          7,496          40,827         38,066          39,242

                               WAXMAN INDUSTRIES

                        NOTES TO SELECTED FINANCIAL DATA

(1) Data relating to continuing operations reflects the acquisition of Western American Manufacturing, Inc. in November 1990, which was accounted for as a purchase. Discontinued operations data relates to Ideal which was acquired in May 1989 and accounted for as a purchase.

(2) See Note 4 to the Notes to Consolidated Financial Statements for a further discussion of the extraordinary charge for fiscal 1992 and fiscal 1994. The fiscal 1990 extraordinary charge related to the repurchase of the Company's Convertible Debentures.

(3)      See Note 3 to the Notes to Consolidated Financial Statements.

(4)      For purposes of calculating this ratio, "earnings" consist of income
         (loss) from continuing operations before income taxes, extraordinary charges and cumulative effect of accounting change and fixed charges, and "fixed charges" consist of interest expense, including the interest portion of rental obligations on capitalized and operating leases (which is deemed by the Company to be one-third of all of its rental obligations with respect to operating leases). Fiscal 1991 earnings were insufficient to cover fixed charges by $2.8 million. Fiscal 1992 earnings were insufficient to cover fixed charges by $5.1 million. Fiscal 1993 earnings were insufficient to cover fixed charges by $15.7 million. Fiscal 1994 earnings were insufficient to cover fixed charges by $3.1 million.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITON AND RESULTS OF OPERATIONS


GENERAL


         The Company operates in a single business segment-the distribution of plumbing, electrical and hardware products. The Company's business is conducted primarily through Barnett and Consumer Products.

         Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal. Unlike the Company's U.S. operations which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily served customers in the Canadian new construction market through independent contractors. The decision to dispose of Ideal was prompted by a number of factors which had adversely affected Ideal's results of operations and resulted in severe liquidity problems which jeopardized Ideal's ability to continue conducting its operations. At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group of investors which included members of Ideal's management. Such transaction would have required the consent of Ideal's Canadian banks as borrowings under its bank credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank considered the management group's acquisition proposal; however, the proposal was subsequently rejected. On May 5, 1994, without advance notice, Ideal's Canadian bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements (borrowings under these agreements are non-recourse to Waxman Industries). The Company has not contested the bank's efforts to effect the orderly disposition of Ideal. On May 30, 1994, Ideal was declared bankrupt by the Canadian court and, as a result, the Company's ownership and control of Ideal effectively ceased on such date. The estimated loss on disposal totaled $38.3 million, without tax benefits, and represents a complete write-off of the Company's investment in Ideal. See Note 2 to Notes to Consolidated Financial Statements.

         For financial reporting purposes, Ideal is reported as a discontinued operation and the Company's consolidated financial statements have been reclassified to report separately Ideal's net assets and results of operations. Prior period consolidated financial statements have been reclassified to conform to the current period presentation.

RESULTS OF OPERATIONS


         The following tables set forth certain items reflected in the Company's Consolidated Statements of Income expressed as a percentage of net sales:

                                                                        Years ended June 30,
                                                                        --------------------
                                                           1994                     1993                      1992
                                                           ----                     ----                      ----
Net sales                                                  100.0%                   100.0%                    100.0%
Gross profit                                                34.9                     33.0                      35.7
Operating expenses                                          26.4                     27.4                      26.2
Restructuring and other
  nonrecurring charges                                         -                      3.3                       2.0
Operating income                                             8.5                      2.3                       7.5
Interest expense, net                                        9.9                      9.9                      10.1
Loss from continuing operations
  before income taxes, extraordinary charge
  and cumulative effect of accounting
  change                                                    (1.5)                    (7.7)                     (2.6)
Income (loss) from discontinued
  operations, net of taxes                                  (1.5)                    (5.5)                      4.1
Loss on disposal, without tax benefit                      (17.8)                       -                         -
Loss before extraordinary charge
  and cumulative effect of accounting
  change                                                   (20.9)                   (13.2)                     (1.6)
Net loss                                                   (24.1)                   (14.3)                     (2.2)


FISCAL 1994 VERSUS FISCAL 1993

  NET SALES

         The Company's net sales from continuing operations for fiscal 1994 totaled $215.1 million compared with $204.8 million in fiscal 1993, an increase of 5.0%. The Company' net sales were adversely affected by the sale of H. Belanger Plumbing Accessories (Belanger) in October 1993. Belanger's net sales for fiscal 1994 totaled $1.5 million compared with $6.3 million in fiscal 1993. Net sales increased 7.6% after excluding the impact of Belanger. The net sales increase is primarily the result of the continued growth of Barnett. Barnett's net sales increased $12.3 million or 14.9%, from $82.9 million in fiscal 1993 to $95.2 million in fiscal 1994. Sales of new products accounted for $7.2 million of the increase. The remainder of Barnett's increase was the result of opening additional mail order warehouses, as well as the growth of Barnett's existing customer base. Barnett opened two additional warehouses during fiscal 1994, increasing the total number of warehouses to 28. Also contributing to the overall increase in net sales from continuing operations was increased net sales from Consumer Products. Consumer Products net sales increased $3.2 million or 4.8%, from $67.5 million in fiscal 1993 to $70.7 million in fiscal 1994. The increase in Consumer Products' net sales is primarily the result of the sale of additional existing product lines to several of its existing customers. Management believes that the change in the continuing operation's net sales is primarily the result of changes in volume.


  GROSS PROFIT

        The Company's gross profit increased from 33.0% in fiscal 1993 to 34.9% in fiscal 1994. The increase in the Company's gross margin is primarily a result of improved margins at Barnett. Barnett's gross margin has been favorably impacted by increased sales of higher margin proprietary branded products. Also contributing to the increase in gross margins were improved gross margins at Consumer Products. Consumer Products' margin increased as a result of proportionately higher sales of higher margin packaged products during the latter part of fiscal 1996. Overall, the Company's gross margins were favorably impacted by an increase in the percentage of products purchased from foreign sources. Such products typically generate higher gross margins than products purchased domestically. The sale of Belanger had no significant effect on gross margin. Excluding the impact of Belanger, gross margin would have been 32.9% in fiscal 1993 as compared to 34.9% in fiscal 1994.

   OPERATING EXPENSES

         The Company's operating expenses increased 1.4% for fiscal 1994 from $56.1 million in fiscal 1993 to $56.9 in fiscal 1994. As discussed below, prior year operating expenses included approximately $1.2 million of additional amortization expense relating to an accounting change. Excluding the impact of this additional amortization as well as the sale of Belanger, operating expenses increased 6.9% from $52.7 million in fiscal 1993 to $56.4 million in fiscal 1994. This increase was due primarily to higher operating expenses at Barnett. Barnett's operating expenses increased approximately $2.8 million. The majority of the increase in Barnett's operating expenses related to increased warehouse and selling and advertising costs. The increases in warehouse and selling and advertising costs were $0.7 million and $1.1 million, respectively. These increases primarily related to the opening of new mail order warehouses and increased promotional activity during fiscal 1994. Consumer Products' operating expenses increased approximately $0.5 million or 2.9% between years.

   RESTRUCTURING AND OTHER NON-RECURRING CHARGES

         As discussed below, the Company recorded a $6.8 million restructuring charge during fiscal 1993.

   OPERATING INCOME

         The Company's operating income totaled $18.2 million or 8.5% of net sales in fiscal 1994 compared to $4.7 million or 2.3% of net sales in fiscal 1993. Fiscal 1993 operating income included a $6.8 million restructuring charge as well as $1.2 million of additional amortization expense relating to an accounting change. The impact of the sale of Belanger on operating income was not significant.


   INTEREST EXPENSE


        The Company's interest expense totaled $21.3 million in fiscal 1994 compared to $20.4 in fiscal 1993. Average borrowings increased from $159.1 million in fiscal 1993 to $172.2 million in fiscal 1994. The increase in average borrowings outstanding is due to increased working capital needs relating to the growth of the Company's operations as well as the impact of the additional debt incurred to fund repurchase premiums, fees and expenses relating to the Company's recent debt restructuring. The weighted average interest rate decreased from 12.9% in fiscal 1993 to 12.4% in fiscal 1994. The decrease in the weighted average interest rate results from proportionally higher borrowings under the Company's revolving credit facilities during fiscal 1994. Revolving credit facility borrowings bear lower interest rates than the Company's other indebtedness. As a result of the debt restructuring, cash interest expense will be reduced by approximately $6.9 million annually for five years. The reduction in cash interest requirements will be offset in part by the $11.0 million of additional indebtedness incurred as part of the Reorganization. The Company's weighted average interest is expected to increase by approximately 0.5% as a result of the completion of the Reorganization.
See  "Liquidity and Capital Resources".

   INCOME TAXES

        In accordance with the provisions of SFAS 109, the Company is unable to benefit losses for tax purposes in fiscal 1994. The Company has $59.6 million of available domestic net operating loss carryforwards which expire through 2009, the benefit of which has been reduced 100% by a valuation allowance.
This includes amounts relating to the disposition of Ideal. The Company will continue to evaluate the valuation allowance and to the extent that the Company is able to recognize tax benefits in the future, such recognition will favorably affect future results of operations.

         The provision for income taxes for both fiscal years 1993 and 1994 represent state and foreign taxes.

   LOSS FROM CONTINUING OPERATIONS

         The Company's loss from continuing operations totaled $3.5 million in fiscal 1994 compared to $15.9 million in fiscal 1993.

   DISCONTINUED OPERATIONS

         The Company's net loss from discontinued operations totaled $3.2 in fiscal 1994, compared to $11.2 million in fiscal 1993. The Company also recognized a loss on the disposal of Ideal of approximately $38.3 million in the 1994 third quarter.

   EXTRAORDINARY CHARGE

         The Company recognized $6.8 million of extraordinary charges, without tax benefits, in fiscal 1994. Approximately, $6.6 million of the extraordinary charges related to the refinancing of the $50 million of Subordinated Notes as well as borrowings under the domestic bank credit facilities. This extraordinary charge included the fees paid upon the exchange of the Subordinated Notes along with the accelerated amortization of unamortized debt discount and issuance costs. The remainder of the extraordinary charges resulted from the Company's repurchase of $1.9 million of its Convertible Subordinated Debentures pursuant to a mandatory repurchase obligation. As a result of the repurchase, the Company recorded an extraordinary charge of $.2 million which primarily represents the accelerated amortization of unamortized debt discount and issuance costs.

        As noted in "Liquidity and Capital Resources," commencing in September 1996, the Company is required to make certain substantial sinking fund payments with respect to its Senior Secured Notes. In order to eliminate and/or satisfy such sinking fund obligations, and to decrease the Company's high degree of leverage, the Company will have to obtain a significant infusion of funds either through additional debt refinancing transactions or the sale of equity
and/or assets.   Although the Company is currently exploring its various
alternatives, it has not yet committed to any specific course of action or transaction. The Company expects that additional extraordinary charges will be incurred if additional debt refinancing transactions occur. There can, however, be no assurances with respect to the timing and magnitude of any such extraordinary charges.

   NET LOSS

         The Company's net loss (including those relating to Ideal) for fiscal 1994 totaled $51.9 million compared with a net loss of $29.2 million in fiscal 1993. The fiscal 1993 net loss includes a $2.1 million charge for the cumulative effect of a change in accounting for warehouse and catalog costs, which was made during the fourth quarter of fiscal 1993 and was applied retroactively to July 1, 1992.

 FISCAL 1993 VERSUS FISCAL 1992

  NET SALES

         The Company's net sales from continuing operations for fiscal 1993 totaled $204.8 million compared with $197.7 million in fiscal 1992, an increase of 3.6%. Barnett's net sales increased 14.9% from $72.1 million in fiscal 1992 to $82.9 million in fiscal 1993. New product introductions accounted for $5.6 million of this increase. In addition, the new catalog of maintenance products introduced in January 1992 generated approximately $2.2 million in incremental sales. The remainder of Barnett's increase was the result of the opening of additional mail order warehouses, as well as the growth of Barnett's existing customer base. Barnett opened three additional mail order warehouses during fiscal 1993, increasing the total number of warehouses to 26. The increase from Barnett was offset, in part, by lower net sales from Consumer Products. Consumer Products' net sales totaled $67.5 million in fiscal 1993 compared with $70.0 million in fiscal 1992, a decrease of 3.6%. Management believes that the change in the domestic operations' net sales is primarily the result of changes in volume.

   GROSS PROFIT

         The Company's gross margin was 33.0% in fiscal 1993 compared with 35.7% in fiscal 1992. Barnett's gross margin declined approximately one-half of one percentage point and Consumer Products' gross margin declined approximately four percentage points. The majority of Consumer Products' decline in margin is attributable to proportionately lower sales of higher margin packaged products as well as competitive pressures within its markets relating to the pricing of new business. Consumer Products' margins continued to decline during the first part of fiscal 1994, however improved during the latter part of that year.

   OPERATING EXPENSES

         The Company's operating expenses totaled $56.1 million or 27.4% of net sales, in fiscal 1993 compared with $51.8 million, or 26.2% of net sales, in fiscal 1992, an increase of $4.3 million, or 8.2%. Approximately $1.2 million of this increase relates to accelerated amortization of certain warehouse start-up and catalog costs during fiscal 1993 to conform with prevailing industry practice. This change was made during the fourth quarter and was applied retroactively to July 1, 1992. The effect of this change on fiscal 1993 results was to increase amortization expense by $1.2 million. This increase is primarily the result of the introduction of a new catalog, and in management's opinion, was not indicative of the expected impact of accelerated amortization on future operating results. The cumulative effect of this change on prior years totaled $2.1 million and is reported separately in the income statement, without tax benefit, as a change in accounting. Excluding the impact of this item, operating expenses were up 6.7% primarily due to increases at Barnett. Barnett's operating expenses (excluding the accelerated amortization) increased approximately $2.1 million or 13.4% which is less than Barnett's 14.9% increase in net sales between the years. Approximately $1.3 million of Barnett's increase in operating expenses is related to the opening of new mail order warehouses. Consumer Products' operating expenses increased approximately $0.4 million between years.

   RESTRUCTURING AND OTHER NON-RECURRING CHARGES

         In fiscal 1993, the Company recorded $6.8 million of restructuring and other nonrecurring charges. In fiscal 1992, the Company recorded $3.9 million of restructuring and other nonrecurring charges.

        The fiscal 1993 restructuring charge consisted of $4.6 million related to the expected losses in connection with the disposal of three small operating units. The decision to dispose of the three entities was based in part on the Company's strategy to refocus and build on its core businesses in the U.S. (i.e., Consumer Products and Barnett). The Company completed the sale of one of these operating units in October 1993. The Company was unable to come to terms with the prospective buyer of the other two entitles and the consummation of a sale of these businesses is not expected to occur in the foreseeable future, if at all. The remainder of the restructuring charge included $1.6 million of costs incurred to consolidate administrative functions and transfer two of Consumer Products' domestic packaging facilities to Mexico. These costs principally consist of lease and severance termination costs of $0.5 million, relocation costs, including payroll and freight costs of $0.5 million and a write-off of fixed assets of $0.1 million. The relocation to Mexico was done in order to take advantage of that country's lower labor costs which are expected to benefit the Company annually through increased margins. No additional cash disbursements relating to the $1.6 million restructuring charge are expected. The remaining $0.6 million related to the Company's decision not to proceed with the securities offering of Barnett in fiscal 1993.

         The fiscal 1992 restructuring charge consisted of a $3.9 million capital loss realized upon the sale of the Company's portfolio of debt securities.

  OPERATING INCOME

         The Company's operating income totaled $4.7 million in fiscal 1993 compared with $14.9 million in fiscal 1992, a decrease of 68.5%. Fiscal year 1993 results were negatively impacted by the $6.8 million restructuring charge described above, and the $1.2 million of accelerated amortization described above. The remainder of the decrease was primarily attributable to a $2.5 million decline of Consumer Products' gross margin.

  INTEREST EXPENSE

         The Company's net interest expense totaled $20.4 million for fiscal year 1993 compared with $20.0 million for fiscal year 1992, an increase of 1.7%. Average borrowings outstanding totaled $159.1 million in fiscal 1993, as compared with $159.7 million in fiscal 1992. Weighted average borrowings in fiscal 1992 included amounts which the Company borrowed under a domestic term loan which were invested in highly liquid short-term securities and used for working capital purposes until the Company obtained its revolving credit facility in September 1991. Excluding the impact of these borrowings, average borrowings for fiscal 1992 were $156.4 million. The weighted average interest rate for fiscal year 1993 was 12.9% compared with 13.2% in the prior year.

  LOSS FROM CONTINUING OPERATIONS

         The Company's fiscal 1993 loss from continuing operations totaled $15.9 million compared with a loss of $4.4 million in fiscal 1992.

  DISCONTINUED OPERATIONS

         The Company's fiscal 1993 net loss from discontinued operations totaled $11.2 million compared with net income of $1.1 million in fiscal 1992.

  NET INCOME (LOSS)

         The Company's fiscal 1993 net loss totaled $29.2 million and included a $2.1 million charge for the cumulative effect of the change in accounting discussed above. The net loss for fiscal 1992 was $4.4 million and included a $1.2 million extraordinary charge for the early repayment of debt. The Company was not able to benefit any of its fiscal 1993 losses for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

         On May 20, 1994, the Company completed a debt restructuring which was undertaken to modify the Company's capital structure to facilitate the growth of its domestic businesses by reducing cash interest expense and increasing the Company's liquidity.

        As part of the restructuring, the Company exchanged $50 million of its Senior Subordinated Notes for $50 million initial accreted value of the Notes. Approximately $48.8 million of the Senior Subordinated Notes remain outstanding. The Deferred Coupon Notes have no cash interest requirements until June, 1, 1999. As a result of the exchange, the Company's cash interest requirements have been reduced by approximately $6.9 million annually for five years. The reduction in cash interest requirements will be offset, in part, by the $11.0 million of additional indebtedness incurred as part of the debt restructuring. In addition, the $50 million of Senior Subordinated Notes exchanged satisfy the Company's mandatory redemption requirements with respect to such issue and, as a result, the $20 million mandatory redemption payments due on June 1, 1996 and 1997 have been satisfied and the mandatory redemption payment due on June 1, 1998 has been reduced to $8.8 million. The Company is, however, required to make two mandatory redemption payments of $17.0 million on each of September 1, 1996 and September 1, 1997 with respect to the Senior Secured Notes.

         As part of the restructuring, the Operating Companies entered into a $55 million, four-year, secured credit facility with an affiliate of Citibank, N.A., as agent for certain financial institutions. The Domestic Credit Facility, which has an initial term of three years, will be extended for an additional year if the Senior Secured Notes have been repaid on or before March 1997. The Domestic Credit Facility is subject to borrowing base formulas. The Domestic Credit Facility prohibits dividends and distributions by the Operating Companies except in certain limited instances. The Domestic Credit Facility contains customary negative, affirmative and financial covenants and conditions. At June 30, 1994, availability under the Domestic Credit Facility totaled approximately $10 million.

        As part of the restructuring, the Operating Companies also entered into a $15.0 million three-year term loan with Citibank, N.A., as agent. A one-time fee of 1.0% of the principal amount outstanding under the Domestic Term Loan will be payable if such loan is not repaid by November 20, 1994. Principal payments of the Domestic Term Loan of $1.0 million each will be required quarterly commencing in March 1995. The Domestic Term Loan will be required to be prepaid if the Company completes a financing sufficient to retire the Senior Secured Notes and the Domestic Term Loan. The Domestic Term Loan contains negative, affirmative and financial covenants, conditions and events of default substantially the same as those under the Domestic Credit Facility.

         See Note 6 to Consolidated Financial Statements for a more complete discussion of the new Domestic Credit Facility and Domestic Term Loan.

         The Company does not have any commitments to make substantial capital expenditures. However, the Company does expect to open up to four Barnett warehouses over the next twelve months. The average cash cost to open a Barnett warehouse is approximately $0.5 million, including approximately $250,000 for inventory and approximately $250,000 for fixed assets, leasehold improvements and startup costs.

         The Company expects to incur approximately $0.5 million of costs relating to the disposition of Ideal, of which approximately $0.1 million has been incurred as of June 30, 1994.

         The Company currently has no significant principal repayment requirements. Commencing March 1995, the Company will be required to make quarterly principal payments of $1.0 million under its Domestic Term Loan. In addition, the Company is required to make mandatory sinking fund payments of $17.0 million relating to its Senior Secured Notes on each of September 1, 1996 and 1997. The Company is also required to make a mandatory sinking fund payment of $8.8 million relating to its Senior Subordinated Notes on June 1, 1998.

        As a result of the issuance of the Deferred Coupon Notes, which reduces cash interest requirements by approximately $6.9 million annually until June 1, 1999, the Company believes that funds generated from operations along with funds available under the Company's revolving credit facility will be sufficient to satisfy the Company's liquidity requirements (including the Domestic Term Loan principal payments) until September 1996. In order to eliminate and/or satisfy such sinking fund obligations, and to decrease the Company's high degree of leverage, the Company will have to obtain a significant infusion of funds either through additional debt refinancing transactions or the sale of equity and/or assets. Although the Company is currently exploring its various alternatives, it has not yet committed to any specific course of action or transaction.


DISCUSSION OF CASH FLOWS

        The Company's continuing operations used $6.2 million of cash flow for operations primarily as a result of the $10.1 million dollar increase in inventories. Inventory levels were up in response to the higher sales levels achieved during fiscal 1994. In addition, the Company began building inventories during the fourth quarter of fiscal 1994 relating to new business commitments which Consumer Products obtained from several of its largest customers. The opening orders of such additional business will be shipped primarily during the first quarter of fiscal 1995. Cash flow used for investments totaled $1.6 million in fiscal 1994. During October 1993, the Company generated approximately $3.0 million of cash from the sale of Belanger. The proceeds from the sale were offset by $3.4 million of capital expenditures and a $1.3 million increase in other assets. Cash flow provided by financing activities totaled $17.4 million. Additional borrowings under the Company's revolving credit facilities along with the proceeds from the Domestic Term Loan were offset, in part, by $1.8 million used to satisfy a mandatory repurchase requirement relating to the Convertible Debentures and $13.9 million of repurchase premiums, fees and expenses relating to the Reorganization.

FIXED CHARGE COVERAGE RATIO

         Fiscal 1992 earnings were insufficient to cover fixed charges by $5.1 million. Fiscal 1993 earnings were insufficient to cover fixed charges by $15.7 million. Fiscal 1994 earnings were insufficient to cover fixed charges by $3.1 million. The Company's business strategy, described herein, is designed to capitalize on the growth prospects for Barnett and Consumer Products and thereby increase earnings. The Company believes that the successful implementation of its business strategy will enable it to reduce or eliminate the deficiency of earnings to fixed charges. However, there can be no assurances regarding when such deficiencies will be reduced or eliminated or that the deficiencies experienced in the past will not reoccur.

IMPACT OF NEW ACCOUNTING STANDARDS

        In February 1992, the Financial Accounting Standards Board (the FASB) issued SFAS No. 109, "Accounting for Income Taxes." The Company adopted SFAS No. 109 during the first quarter of fiscal 1994. SFAS No. 109 requires the Company to recognize income tax benefits for loss carryforwards which have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance in certain circumstances. The Company did not recognize a benefit and such adoption did not have a material impact on its results of operations or financial position. However, to the extent that the Company is able to recognize tax benefits in the future, such recognition will favorably effect future results of operations. The FASB has also issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company does not currently maintain any postretirement or postemployment benefit plans or programs which would be subject to such accounting standards.

                                    BUSINESS

GENERAL

         The Company believes that it is one of the leading suppliers of plumbing products to the home repair and remodeling market in the United States. The Company distributes plumbing, electrical and hardware products, in both packaged and bulk form, to D-I-Y retailers, mass merchandisers, smaller independent retailers and plumbing, electrical repair and remodeling contractors.


         The Company's business is conducted through its indirect wholly owned subsidiaries, Barnett, Consumer Products, WOC and TWI. Through their nationwide network of warehouses and distribution centers, Barnett and Consumer Products provide their customers with a single source for an extensive line of competitively priced, quality products. The Company's strategy of being a low-cost supplier is facilitated by its purchase of a significant portion of its products from low-cost foreign sources. Barnett's marketing strategy is directed predominantly to contractors and independent retailers, as compared to Consumer Products' strategy of focusing on mass merchandisers and larger D-I-Y retailers. The Company's continuing operations' consolidated net sales were $215.1 million in fiscal 1994.

BUSINESS STRATEGY

         During the 1980's, the Company achieved significant revenue increases through a combination of internal growth and strategic acquisitions of businesses that marketed similar or complementary product lines. During the 1990's, the Company has initiated steps and is continuing to focus on integrating the acquired businesses and improving operating efficiencies. The Company's current strategy includes the following elements:

         - EXPANSION OF BARNETT. Since its acquisition in 1984, Barnett's revenues and operating income have grown at compound annual rates of 11.7% and 13.2%, respectively, as a result of
                 (i) the expansion of its warehouse network, (ii) the introduction of new product offerings and (iii) the introduction in January 1992 of an additional catalog targeted at a new customer base. The Company intends to continue to expand Barnett's national warehouse network and expects to open as many as four new warehouses during each of the next several fiscal years. Barnett expects to fund this expansion using cash flow from operations and/or available borrowings under the Debt Financing. Barnett also intends to continue expanding its product offerings, allowing its customers to utilize its catalogs as a means of one-stop shopping for many of their needs. In an effort to further increase profitability, Barnett is also increasing the number of higher margin product offerings bearing its proprietary trade names and trademarks.

         - ENHANCE COMPETITIVE POSITION OF CONSUMER PRODUCTS. During the past 24 months, Consumer Products has restructured its sales and marketing functions in order to better serve the needs of its existing and potential customers. Consumer Products restructured its sales department by defining formal regions of the country for which regional sales managers would have responsibility. Prior to the restructuring, in fiscal 1993 sales managers had responsibility for specific customers without regard to location. In addition, as part of the restructuring, in fiscal 1993 a marketing department was established separate and apart from the sales department. The marketing department is staffed with product managers who have the responsibility of identifying new product programs. The restructuring of the sales and marketing departments is complete at this time. Consumer Products' strategy is to achieve consistent growth by expanding its business with existing customers and by developing new products and new customers. In order to increase business with existing customers, Consumer Products is focusing on developing strategic alliances with its customers. Consumer Products seeks to (i) introduce new products within existing categories, as well as new product categories, (ii) improve customer service, (iii) introduce full service marketing programs and (iv) achieve higher profitability for both the retailer and Consumer Products. Management believes that Consumer Products is well positioned to benefit from the trend among many large retailers to consolidate their purchases among fewer vendors.

BARNETT


         Barnett markets over 10,000 products to more than 33,000 active customers through comprehensive quarterly catalogs, supplemented by monthly promotional flyers and supported by telemarketing operations. Barnett services its customers, who are primarily plumbing and electrical contractors serving the repair and remodeling markets and independent retailers, through its growing, nationwide network of 28 mail order warehouses. Barnett also distributes a specialized quarterly catalog of maintenance products (also supplemented by monthly promotional flyers) that is directed only to customers responsible for the maintenance of hotels, motels, office buildings, healthcare facilities and apartment complexes. The Company believes that this marketing strategy effectively positions Barnett to continue to expand its customer base and increase sales to existing customers. In fiscal 1994, Barnett's largest customer accounted for less than 2% of Waxman USA's net sales and its top-ten customers accounted for less than 6% of Waxman USA's net sales. Barnett's average sale is $240. Barnett's net sales were approximately $95.2 million in fiscal 1994.

         Barnett was acquired by the Company in 1984. Since the acquisition, Barnett has increased its number of warehouses from three to 28 and the number of items in its catalog from 2,000 to 10,000. During this period, the number of active accounts serviced by Barnett increased from 6,000 to over 33,000. Barnett has added nine warehouses during the last three full fiscal years including two warehouses in fiscal 1994. Barnett plans to open up to four warehouses annually for the next several years. Barnett has been able to maintain its overall operating margins throughout its expansion.

         Based on management's experience and knowledge of the industry, the Company believes, in the absence of any applicable statistics, that Barnett is the only national mail order and telemarketing operation distributing plumbing, electrical and hardware products in the United States. The Company believes that Barnett has significant advantages over its regional and national competitors. Due to its size and volume of purchases, Barnett is able to obtain purchase terms which are more favorable than those available to its competition, enabling it to offer prices which are generally lower than those available from its competitors. In addition to Barnett's competitive pricing strategy, by offering over 10,000 products, Barnett is able to provide its customers with a single source of supply for all of their needs.

  MARKETING AND DISTRIBUTION

         Barnett markets its products nationwide principally through regular catalog and promotional mailings to existing and potential customers, supported by telemarketing operations providing 24-hour-a-day, toll-free ordering and an expanding network of 28 warehouses allowing for delivery to customers generally within one day of the receipt of an order. The telemarketing operations are utilized to make telephonic sales presentations to certain potential customers only after these customers have received written promotional materials. Barnett's telemarketing operations are centralized in Jacksonville, Florida.

  CATALOGS

         Barnett's in-house art department produces the design and layout for its catalogs and promotional mailings, including the quarterly catalog, the monthly promotional flyers and Barnett's catalog of maintenance products. Barnett's catalogs are indexed and illustrated, provide simplified pricing and highlight new product offerings.

         Barnett mails its principal catalog, containing plumbing, electrical and hardware products, to over 33,000 active customers, including hardware and building supply stores, lumberyards and plumbing, electrical repair and remodeling contractors. The quarterly catalog is supplemented by monthly promotional flyers mailed to approximately 180,000 active and potential customers. In January 1992, Barnett introduced a new semi-annual catalog of maintenance products designed to appeal to customers responsible for the maintenance of hotels, motels, healthcare facilities, office buildings and apartment complexes. Since the maintenance catalog was introduced in 1992, Barnett has added approximately 6,000 new maintenance accounts.

         Barnett makes its initial contact with potential customers primarily through promotional flyers. Barnett obtains the names of prospective customers through the rental of mailing lists from outside marketing information services and other sources. Barnett uses sophisticated proprietary information systems to analyze the results of individual catalog and promotional flyer mailings and uses the information derived from these mailings to target future mailings. Barnett updates its mailing lists frequently to delete inactive customers.

  TELEMARKETING

         Barnett's telemarketing operations have been designed to make ordering its products as convenient and efficient as possible. Barnett offers its customers a nationwide toll-free telephone number which accepts orders on a 24-hour-a-day basis. Calls are handled by members of Barnett's well-trained staff of 47 telemarketers who utilize Barnett's proprietary, on-line order processing system. This system provides the telemarketing staff with access to information about products, pricing and promotions which enables them to better serve the customer. Barnett's telemarketing staff handles approximately 1,600 incoming calls per day.

         After an order is received, a computer credit check is performed and if credit is approved, the order is transmitted to the warehouse located nearest the customer and is shipped within 24 hours.

         In addition to receiving incoming calls, Barnett's telemarketing operations are also utilized to make telephonic sales presentations to potential customers who have received promotional flyers from Barnett. Also, for several months prior to the opening of new mail order warehouses, Barnett utilizes its telemarketing operations to generate awareness of Barnett, its product offerings and the upcoming opening of new mail order warehouses located near the target customers.

         Barnett's telemarketing operations and information systems provide its management with current market information such as customer purchasing patterns and purchases, competitive pricing data, and potential new products. This information allows Barnett to quickly react to and capitalize on business opportunities.

  WAREHOUSES

         Barnett currently has four warehouses in Texas, three in Florida and two in each of Pennsylvania, New York and California. The remaining 15 warehouses are dispersed among an equal number of states. Barnett's warehouses are located in areas meeting certain criteria for overall population and potential customers. Typical warehouses have approximately 15,000 to 18,000 square feet of space of which up to 600 square feet are devoted to over-the-counter sales. Barnett has initiated a program to enlarge product displays in the counter area of the warehouses in order to display the breadth of its expanding product line.

         Barnett's experience indicates that customers prefer to order from local suppliers and that many local tradespeople prefer to pick up their orders in person rather than to have them delivered. Therefore, Barnett intends to continue the expansion of its warehouse network in order to reduce the distance between it and the customer. For the year ended June 30, 1994, approximately 24% of Barnett's net sales were picked up by Barnett's customers.

         The factors considered in site selection include the number of prospective customers in the local target area, the existing sales volume in such area and the availability and cost of warehouse space, as well as other demographic information. From its experience in opening 25 new warehouses since its acquisition by the Company, Barnett has gained substantial expertise in warehouse site selection, negotiating leases, reconfiguring space to suit its needs, and stocking and opening new warehouses. The average investment required to open a warehouse is approximately $500,000, including approximately $250,000 for inventory.

  PRODUCTS

         Barnett markets an extensive line of over 10,000 plumbing, electrical and hardware products, many of which are sold under its proprietary trade names and trademarks. This extensive line of products allows Barnett to serve as a single source supplier for many of its customers. Since the beginning of the current fiscal year, Barnett has added approximately 1,400 new products, including a new line of builders' hardware and light bulbs. Many of these products are higher margin products bearing Barnett's proprietary trade names and trademarks. Barnett tracks sales of new products the first year they are offered and new products that fail to meet specified sales criteria are discontinued. Barnett believes that its customers respond favorably to the introduction of new product lines in areas that allow the customers to realize additional cost savings and to utilize Barnett's catalogs as a means of one-stop shopping for many of their needs.

         In an effort to further increase profitability and to further enhance Barnett's reputation as a leading supplier of plumbing, electrical and hardware products, Barnett is presently increasing the number of its higher margin product offerings bearing its proprietary trade names and trademarks. Proprietary products offer customers high quality, lower cost alternatives to the brand name products Barnett sells. Barnett's catalogs and monthly promotional flyers emphasize the comparative value of such items. Barnett's products are generally covered by a one year warranty, and returns (which require prior authorization from Barnett) have historically been immaterial in amount.

         The following is a discussion of Barnett's principal product groups:

         PLUMBING PRODUCTS. Barnett's plumbing products include faucets and faucet parts, sinks, disposals, vanities and cabinets, tub and shower accessories, and toilets and toilet tank repair items. Barnett's plumbing products are sold under its proprietary trademarks PremierTM and RegentTM. Barnett also sells branded products of leading plumbing manufacturers.

         ELECTRICAL PRODUCTS. Barnett's electrical products include such items as light bulbs, light fixtures, circuit panels and breakers, switches and receptacles, wiring devices, chimes and bells, telephone and audio/video accessories and various appliance repair items. Certain of Barnett's electrical products are sold under its own proprietary trademarks, such as PremierTM light bulbs, and the proprietary trademarks of leading manufacturers of electrical supplies.

         HARDWARE PRODUCTS. Barnett sells a broad range of hardware products, including hand tools and power tools, patio and closet door repair accessories, window hardware, paint supplies, fasteners, safety equipment, cleaning supplies and garden hoses and sprinklers.

CONSUMER PRODUCTS

         Consumer Products markets and distributes approximately 9,000 products to a wide variety of retailers, primarily D-I-Y warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Representative of Consumer Products' large national retailers are Kmart, Builders Square and Wal-Mart. Representative of Consumer Products' large regional D-I-Y retailers are Channel Home Centers and Fred Meyer Inc. According to rankings of the largest D-I-Y retailers published in National Home Center News, an industry trade publication, Consumer Products' customers include 16 of the 25 largest D-I-Y retailers in the United States. Consumer Products works closely with its customers to develop comprehensive marketing and merchandising programs designed to improve their profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. Management believes that Consumer Products is the only supplier to the D-I-Y market that carries a complete line of plumbing, electrical and floor protective hardware products, in both packaged and bulk form. Consumer Products also offers certain of its customers the option of private label programs. The Company believes that Consumer Products will also benefit from the continued growth of the D-I-Y market which, according to Do-It-Yourself Retailing, an industry trade publication, is expected to expand at a compound annual rate of approximately 8% over the next three years as well as from the expected growth of existing customers, several of which have announced expansion plans.

         In fiscal 1994, Kmart and its subsidiaries accounted for approximately 13% of the Company's continuing operations' net sales. No other customer was responsible for more than 2% of the Company's continuing operations' net sales in fiscal 1994. Consumer Products' top ten customers accounted for approximately 25% of the Company's continuing operations' net sales in fiscal 1994.

         During the 1980's, Consumer Products significantly expanded its business through a combination of internal growth and strategic acquisitions. The Company's acquisition strategy focused on businesses which marketed similar or complementary product lines to customers or markets not previously served or through channels not previously utilized by the Company. In recent years, Consumer Products has integrated the acquired businesses to enhance the Company's purchasing power, improving operating efficiencies and enabling Consumer Products to cross-sell a broader range of products to a larger customer base. These improvements have enabled Consumer Products to withstand financial downturns suffered by several important regional retailers to whom Consumer Products sells its products and to significantly increase its sales to several national retailers. Consumer Products' net sales were approximately $70.7 million in fiscal 1994.

         In recent years, the rapid growth of large mass merchandisers and D-I-Y retailers has contributed to a significant consolidation of the United States retail industry and the formation of large, dominant, product specific and multi-category retailers. These retailers demand suppliers who can offer a broad range of quality products and can provide strong marketing and merchandising support. Due to the consolidation in the D-I-Y retail industry, a substantial portion of Consumer Products' net sales are generated by a small number of customers. During the past 24 months, Consumer Products has restructured its sales and marketing functions in order to better position itself to meet the demands of the retailers. Management believes that its strategy of developing new products and forming strategic alliances with its customers will enable Consumer Products to effectively compete and achieve consistent growth. Consumer Products supplies products to its customers pursuant to individual purchase orders and has no long-term written contract with its customers.

  MARKETING AND DISTRIBUTION

         Consumer Products' marketing strategy includes offering mass merchandisers and D-I-Y retailers a comprehensive merchandising program which includes design, layout and setup of selling areas. Sales and service personnel assist the retailer in determining the proper product mix in addition to designing department layouts to effectively display products and optimally utilize available floor and shelf space. Consumer Products supplies point-of-purchase displays for both bulk and packaged products, including color-coded product category signs and color-coordinated bin labels to help identify products, and backup tags to signify products that require reordering. Consumer Products also offers certain of its customers the option of private label programs for their plumbing and floor care products. In-house design, assembly and packaging capabilities enable Consumer Products to react quickly and effectively to service its customers' changing needs. In addition, Consumer Products' products are packaged and designed for ease of use, with "how to" instructions included to simplify installation, even for the uninitiated D-I-Y consumer.

         Consumer Products' sales and service representatives visit stores regularly to take reorders and recommend program improvements. These representatives also file reports with Consumer Products, enabling it to stay abreast of changing consumer demand and identify developing trends. In addition, Consumer Products has identified a growing trend among retailers to purchase on a "just-in-time" basis in order to reduce their inventory levels and increase returns on investment. In order to support its customers' "just-in-time" requirements, Consumer Products has significantly improved its EDI capabilities.

         Consumer Products operates and distributes its products through four strategically located distribution facilities in Cleveland, Ohio, Lancaster, Pennsylvania, Dallas, Texas and Reno, Nevada.

  PRODUCTS

         The following is a discussion of the principal product groups:

         PLUMBING PRODUCTS. Consumer Products' plumbing products include valves and fittings, rubber products, repair kits and tubular products such as traps and elbows. Many of Consumer Products' plumbing products are sold under the proprietary trade names Plumbcraft(R), PlumbKing(R), Plumbline(TM) and KF(R). In addition, Consumer Products offers certain of its customers the option of private label programs. Consumer Products also offers proprietary lines of faucets under the trade name Premier(R), as well as a line of shower and bath accessories under the proprietary trade name Spray Sensations(TM).

         ELECTRICAL PRODUCTS. Consumer Products' electrical products include items such as plugs, adapters, outlets, wire, circuit breakers and various tools and test equipment. Consumer Products sells many of its electrical products under the proprietary trade name Electracraft(R). Consumer Products also sells a line of outdoor weatherproof electrical products, a full line of ceiling fan accessories, a line of telephone accessories and connecting devices, a line of audio and video accessories and lamp and light fixture replacement parts and replacement glassware.

         FLOOR PROTECTIVE HARDWARE PRODUCTS. Consumer Products' floor protective hardware products include casters, doorstops and other floor, furniture and wall protective items. Consumer Products markets a complete line of floor protective hardware products under the proprietary trade name KF(R) and also under private labels.

OTHER OPERATIONS

         The Company has several other operations which are conducted through WOC and TWI. These operations in the aggregate generated net sales of $47.7 million in fiscal 1994, which accounted for approximately 22.1% of the net sales from the Company's continuing operations during the period. The most significant of these operations are U.S. Lock, a supplier of security hardware products, and LeRan, a supplier of copper tubing and specialty plumbing products. U.S. Lock and LeRan, as well as Madison Equipment and Medal Distributing, are operated as separate divisions of WOC. TWI includes the foreign sourcing operations which support the Company's continuing operations.

  U.S. LOCK

         U.S. Lock, which was acquired by the Company in 1988, carries a full line of security hardware products, including locksets, door closers and locksmith tools. Many of these products are sold under the U.S. Lock(R) and Legend(TM) trademarks. U.S. Lock markets and distributes its products primarily to locksmiths through a telemarketing sales team. U.S. Lock's telemarketing effort is supplemented with a catalog that is mailed annually to 6,000 existing customers and promotional flyers. Since its acquisition by the Company, U.S. Lock has increased its number of warehouses from one to four, three of which are shared with Barnett. Shared facilities allow the Company to realize additional efficiencies by consolidating space requirements and reducing personnel costs.

  LERAN

         LeRan, which was acquired by the Company in 1985, is a supplier of copper tubing and fittings, brass valves and fittings, malleable fittings and related products. Its customers include liquid petroleum gas dealers, lumberyards, plumbing and mechanical contractors and D-I-Y retailers. LeRan markets its products primarily through salesmen and outside service representative organizations. These efforts are supported by a catalog, which is mailed semiannually to 7,000 existing customers, monthly promotional flyers and a telemarketing program. LeRan currently services its customers from four regional warehouses, two of which are shared with Barnett.

  OTHER OPERATIONS

         WOC's other operations also include its Madison Equipment division, a supplier of electrical products, and its Medal Distributing division, a supplier of hardware products.

  PURCHASING, PACKAGING AND ASSEMBLY

         Products bearing the Company's proprietary trade names and trademarks are assembled and packaged in its Taiwan, Mainland China and Mexico facilities. The products packaged in Taiwan and China are purchased locally in bulk and, after assembly and packaging, are shipped to the Company's various distribution centers in the United States. The Company also outsources the packaging of certain products. For the year ended June 30, 1994, products purchased overseas, primarily from Taiwan, accounted for approximately 27.2% of the total product purchases made by the Company's continuing operations.

         TWI, through its subsidiaries, operates the Taiwan and Mainland China facilities, which assemble and package plumbing and electrical products. In addition, the facility in Mainland China manufactures and packages plastic floor protective hardware. The Company believes that these facilities give it competitive advantages, in terms of cost and flexibility in sourcing. Both labor and physical plant costs are significantly below those in the United States.

         During fiscal 1991, the Company purchased WAMI, a small manufacturer of plumbing pipe nipples in Tijuana, Mexico. Pipe nipples are short lengths of pipe from 1/2 of an inch to 6 feet long, threaded at each end. As a result of this acquisition, the Company is now vertically integrated in the manufacture and distribution of pipe nipples. Since the acquisition, in order to take advantage of lower labor costs, the Company has relocated certain of its United States packaging operations to TWI's WAMI subsidiary in Mexico.

         Substantially all of the other products purchased by Waxman USA are manufactured for it by third parties. Waxman USA estimates that it purchases products and materials from over approximately 1,300 suppliers and is not dependent on any single unaffiliated supplier for any of its requirements.

         The following table sets forth the approximate percentage of net sales from continuing operations attributable to the Company's principal product groups:

                                                    1994           1993         1992
                                                    ----           ----         ----
                 Plumbing                            72%            74%          73%
                 Electrical                          11             10            9
                 Hardware                            17             16           18
                                                    ----           ----         ----

                            Net Sales               100%           100%         100%
                                                    ====           ====         ====


IMPORT RESTRICTIONS

         Under current United States government regulations all products manufactured offshore are subject to import restrictions. The Company currently imports goods from Mexico under the preferential import regulations commonly known as "807' and as direct imports from China and Taiwan. The "807' arrangement permits an importer who purchases raw materials in the United States and then ships the raw materials to an offshore factory for assembly, to reimport the goods, without quota restriction and to pay a duty only on the value added in the offshore factory.

         Where the Company chooses to directly import goods purchased outside of the United States, the Company may be subject to import quota restrictions, depending on the country in which assembly takes place. These restrictions may limit the amount of goods of a particular category that a country may export to the United States. If the Company cannot obtain the necessary quota, the Company will not be able to import the goods into the United States. Export visas for the goods purchased offshore by the Company are readily available.

         The above arrangements, both 807 and quota restrictions, may be superseded by more favorable regulations with respect to Mexico under the North American Free Trade Agreement ("NAFTA"), or may be limited by revision or cancelled at any time by the United States government. The Company does not believe that its relative competitive position will be adversely affected by NAFTA. As a result of the passage of NAFTA, importation from Mexico will become more competitive in the near future relative to importation from other exporting countries.

COMPETITION

         Waxman USA faces significant competition from different competitors within each of its product lines, although it has no competitor offering the range of products in all of the product lines that Waxman USA offers. Waxman USA believes that its buying power, extensive inventory, emphasis on customer service and merchandising programs have contributed to its ability to compete successfully in its various markets. In the areas of electrical and hardware supplies, Waxman USA faces significant competition from smaller companies which specialize in particular types of products and larger companies which manufacture their own products and have greater financial resources than Waxman USA. Barnett's mail order business competes principally with local distributors of plumbing, electrical and hardware products. Waxman USA believes that competition in sales to both mail order customers and retailers is primarily based on price, product quality and selection, as well as customer service, which includes speed of responses for mail order customers and packaging and merchandising for retailers.

EMPLOYEES

         As of June 30, 1994, the Company's continuing operations employed 1,211 persons, 273 of whom were clerical and administrative personnel, 190 of whom were sales service representatives and 748 of whom were either production or warehouse personnel. Approximately 8% of the employees of the Company's continuing operations are represented by collective bargaining units. The Company considers its relations with its employees, including those represented by collective bargaining units, to be satisfactory.

TRADEMARKS

         Several of the trademarks and trade names used by the Company are considered to have significant value in its business. See "Business-
- -Barnett--Products," "--Consumer Products--Products" and "--Other Operations."


PROPERTIES

         The following table sets forth, as of June 30, 1994, certain information with respect to the Company's principal physical properties:

                                  APPROXIMATE                                                                      LEASE
                                     SQUARE                                                                     EXPIRATION
         LOCATION                     FEET                            PURPOSE                                      DATE
         --------                     ----                            -------                                      ----
24460 Aurora Road                    21,000        Corporate Office                                                Owned
Bedford Hts., OH

24455 Aurora Road                   125,000        Consumer Products Corporate Office and Warehouse              6/30/02
Bedford Hts., OH(1)

330 Vine Street                      80,000        Medal Distributing Office and Warehouse                        2/28/96
Sharon, PA


902 Avenue T                         77,000        Consumer Products Office and Warehouse                        5/31/00
Grand Prairie, TX

945 Spice Island Drive               71,000        Consumer Products Office and Warehouse                        7/31/98
Sparks, NV(3)

1842 Colonial Village Lane           72,000        Consumer Products Office and Warehouse                        5/31/00
Lancaster, PA

3333 Lenox Avenue                    60,000        Barnett Corporate Office and Warehouse                       10/31/03
Jacksonville, FL


300 Jay Street                       56,000        LeRan Corporate Office and Warehouse                            Owned
Coldwater, MI

No. 10, 7th Road                     56,000        Office, Packaging, and Warehouse                                Owned
Industrial Park
Taichung, Taiwan
Republic of China



(1) Aurora Investment Co., a partnership owned by Melvin and Armond Waxman together with certain other members of their families, is the owner and lessor of this property. The Company has the option to renew the leases for a five-year term at the market rate at the time of renewal.

(2) The Company has the option to renew the lease for three additional five-year terms.

(3)      The Company has the option to renew the lease for a five-year term.


         In addition to the properties shown in the table, the Company owns 15 warehouses and leases 55 warehouses ranging in size from 6,000 to 50,000 square feet (of these properties, Barnett leases 27 warehouses and Consumer Products leases six warehouses).

         The Company believes that its facilities are suitable for its operations and provide the Company with adequate capacity.

LEGAL PROCEEDINGS

         The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not affect materially the financial statements of the Company.

ENVIRONMENTAL REGULATIONS

         The Company is subject to certain federal, state and local environmental laws and regulations. The Company believes that it is in material compliance with such laws and regulations applicable to it. To the extent any subsidiaries of Waxman Industries are not in compliance with such laws and regulations, Waxman Industries, as well as such subsidiaries, may be liable for such non-compliance. However, in any event, the Company is not aware of any such liabilities which could have a material adverse effect on it or any of its subsidiaries.

RECENT DEVELOPMENTS

         BELANGER SALE. In October 1993, the Company completed the sale of all of the capital stock of one of its Canadian operations, H. Belanger Plumbing Accessories, Ltd. ("Belanger") to a group led by the management of Belanger in exchange for cash and a promissory note. Belanger, based in Montreal, is engaged in the distribution of plumbing specialty products, including bulk and packaged products to plumbing and hardware wholesalers and retailers. During fiscal 1993, Belanger had net sales of U.S. $6.3 million.

         DISCONTINUED OPERATIONS. Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal. Unlike the Company's United States operations which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily served customers in the Canadian new construction market through independent contractors. Accordingly, Ideal is reported as a discontinued operation and the consolidated financial statements and financial information contained herein have been reclassified to report separately Ideal's net assets and results of operations. Prior period consolidated financial statements and financial information have been reclassified to conform to the current period presentation.

         Ideal determined in April 1994 that, as of March 31, 1994, it was in violation of several financial covenants included in its Canadian bank credit agreements, including those related to the maintenance of a specified working capital ratio, interest coverage ratio and borrowing base formulas. In addition, on April 15, 1994, Ideal failed to make a Cdn. $150,000 payment on the term loan portion of such agreements.

         At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group of investors which included members of Ideal's management. Such transaction would have required the consent of the lenders under Ideal's Canadian bank credit agreements as borrowings under such credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank considered the management group's acquisition proposal; however, the proposal was subsequently rejected. On May 5, 1994, without advance notice, the bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements (borrowings under these agreements are non-recourse to Waxman Industries, Inc.). The Company has not contested the bank's efforts to effect the orderly disposition of Ideal. On May 30, 1994, Ideal was declared bankrupt by the Canadian courts and, as a result, the Company's ownership and control of Ideal effectively ceased on such date. Upon the petition of Ideal's Canadian lenders, Coopers & Lybrand Ltd. was appointed as trustee to liquidate the assets of Ideal. As of the date of this Prospectus, the Company has been advised that Ideal is no longer operating and that certain of Ideal's branch operations have been sold but that the trustee has not yet liquidated the remaining inventory, accounts receivable and fixed assets of Ideal.

         Ideal's defaults under its Canadian bank credit agreements and subsequent bankruptcy do not trigger a "cross-default" under, or result in any violation of the debt covenants contained in, the Company's or its subsidiaries' outstanding debt obligations other than under the Company's $155,000 principal amount outstanding of Convertible Debentures. In addition, neither the Company nor any of its subsidiaries has any liability to creditors of Ideal as a result of Ideal's bankruptcy.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The members of the Board of Directors, executive officers and key employees of the Company and their respective ages and positions are as follows:

         Name                            Age                            Position
         ----                            ---                            --------

Melvin Waxman                            60         Chairman of the Board and Co-Chief Executive
                                                      Officer

Armond Waxman                            55         President, Co-Chief Executive Officer, Treasurer
                                                      and Director

John S. Peters                           46         Senior Vice President, Operations
William R. Pray                          47         Senior Vice President

Laurence S. Waxman                       37         Senior Vice President
Neal R. Restivo                          34         Vice President, Finance and Chief Financial
                                                      Officer
Irving Z. Friedman                       61         Director
Samuel J. Krasney                        68         Director
Judy Robins                              45         Director


         Set forth below is a biographical description of each director, executive officer and key employee of the Company mentioned above.

         Mr. Melvin Waxman was elected Co-Chief Executive Officer of the Company in May 1988. Mr. Waxman has been a Chief Executive Officer of the Company for over 20 years and has been a director of the Company since 1962. Mr. Waxman has been Chairman of the Board of the Company since August 1976. Melvin Waxman and Armond Waxman are brothers.

         Mr. Armond Waxman was elected Co-Chief Executive Officer of the Company in May 1988. Mr. Waxman has been the President and Treasurer of the Company since August 1976. Mr. Waxman has been a director of the Company since 1962 and was Chief Operating Officer of the Company from August 1976 to May 1988. Armond Waxman and Melvin Waxman are brothers.

         Mr. Peters was elected to the position of Senior Vice President, Operations of the Company in April 1988, after serving as Vice President, Operations of the Company since February 1985. Prior to that Mr. Peters had been Vice President, Personnel/Administration of the Company since February 1979.

         Mr. Pray was elected Senior Vice President of the Company in February 1991 and is also President of Barnett, a position he has held since 1987. Mr. Pray joined Barnett in 1979 as Vice President of Sales and Marketing.

         Mr. Laurence Waxman was elected Senior Vice President of the Company in November 1993 and is also President of the Consumer Group Division, a position he has held since 1988. Mr. Waxman joined the Company in 1981. Mr. Laurence Waxman is the son of Melvin Waxman.

         Mr. Restivo was elected Vice President, Finance and Chief Financial Officer of the Company in November 1993, after serving as Vice President, Corporate Controller since November 1990, and as Corporate Controller of the Company since November 1989. From August 1982 until November 1989, Mr. Restivo was employed by the public accounting firm of Arthur Andersen & Co., where he was an audit manager since 1988.

         Mr. Friedman has been a director of the Company since 1989. Mr. Friedman has been a certified public accountant with the firm of Krasney Polk Friedman & Fishman for more than five years.

         Mr. Krasney has been a director of the Company since 1977. In September 1993, Mr. Krasney retired from his position of Chairman of the Board, President and Chief Executive Officer of Banner Aerospace, Inc., a distributor of parts in the aviation aftermarket, a position he had held since June 1990. In September 1993, Mr. Krasney also retired from The Fairchild Corporation (formerly Banner Industries, Inc.) where he had been Vice Chairman of the Board since 1985. Fairchild is a manufacturer and distributor of fasteners to the aerospace industry and industrial products for the plastic injection molding industry and other industrial markets and is a furnisher of telecommunication services to office buildings. Mr. Krasney is also a director of FabriCenters of America, Inc.

         Mrs. Robins has been a director of the Company since 1980. Mrs. Robins has owned and operated an interior design business for more than five years. Mrs. Robins is the sister of Melvin and Armond Waxman. Mrs. Robins' husband is the Secretary of the Company.

BOARD OF DIRECTORS

         The number of directors on the Board of the Company is presently fixed at five. Directors are elected at the annual meeting of stockholders and hold office for one year and until their successors are elected. The Company has an Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. Messrs. Melvin and Armond Waxman and Krasney serve on the Executive Committee, Messrs. Friedman and Krasney serve on the Audit Committee and the Stock Option Committee and Mrs. Robins and Messrs. Krasney and Friedman serve on the Compensation Committee.

DIRECTOR REMUNERATION

         Each director who is not an employee of the Company received a fee of $3,000 per fiscal quarter for services as a director during fiscal 1994, in addition to the foregoing compensation. In fiscal 1994, the Board of Directors adopted the 1994 Non-Employee Directors Stock Option Plan pursuant to which each current non-employee director of the Company was granted an option to purchase an aggregate of 20,000 shares of the Company's Common Stock at an exercise price of $2.25 per share and each future non-employee director of the Company would be granted, on the date such person becomes a non-employee director of the Company, an option to purchase an aggregate of 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The grant of such options is subject to stockholder approval, which the Company intends to seek at its next annual meeting of stockholders.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid for services rendered during fiscal 1994 to the Co-Chief Executive Officers and the three other most highly compensated executive officers of the Company in the fiscal years indicated:

SUMMARY COMPENSATION TABLE

                                                                                      Long-Term Compensation
                                                                                      ----------------------
                                                                                     Awards              Payouts       All Other
                                              Annual Compensation(1)                 ------              -------     Compensation
                                              ----------------------        Restricted                    LTIP       ------------
       Name and Principal Position      Year     Salary($)   Bonus($)(2)     Stock($)    Options(#)    Payouts($)    ($)(3)(4)(5)
       ---------------------------      ----     ---------   -----------     --------    ----------    ----------      ---------
       Melvin Waxman                    1994       325,000        100,000       --           300,000(6)    --              45,604
       Chairman of the Board and        1993       365,000        100,000       --           250,000(6)    --              65,293
       Co-Chief Executive Officer       1992       400,000        125,000       --                --       --                  --
       Armond Waxman                    1994       366,923        200,000       --           300,000(6)    --              86,766
       President and Co-Chief           1993       378,942        100,000       --           250,000(6)    --              50,464
       Executive Officer                1992       400,000        125,000       --                --       --                  --

       William R. Pray                  1994       206,000         75,000       --            67,500(7)    --                  --
       Senior Vice President            1993       200,000         45,000       --            25,000(7)    --              14,789
                                        1992       173,000         50,000       --             7,500(7)    --                  --

       John S. Peters                   1994       130,018         42,500       --            52,500(7)    --              12,500
       Senior Vice President --         1993       132,644         25,000       --            45,000(7)    --              14,137
       Operations                       1992       125,000         25,000       --             7,500(7)    --                  --

       Laurence S. Waxman               1994       151,826         65,000       --            57,500(7)    --              11,589
       Senior Vice President            1993       135,000         40,000       --            50,000(7)    --              14,058
                                        1992       136,923         40,000       --             7,500(7)    --                  --

       Jerome C. Jaques(8)              1994       260,769             --       --                --       --               1,472
       Senior Vice President-Finance    1993       192,057         45,000       --            50,000       --              16,175
       and Chief Financial Officer      1992       200,000         50,000       --            12,500       --                  --

(1) Certain executive officers received compensation in fiscal 1992, 1993 and 1994 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2)      Messrs. Pray, Peters and Laurence Waxman received their bonuses under the Company's
         Profit Incentive Plan.

(3) In accordance with the transitional provisions applicable to the rules of the Securities and Exchange Commission, disclosure of All Other Compensation is not required for 1992.

(4) For fiscal 1993, includes Company contributions to the Company's Profit-Sharing Retirement Plan and premiums on split-dollar life insurance policies. Profit Sharing Plan contributions were as follows: $2,289 each for Messrs. Melvin and Armond Waxman and Mr. Pray, $1,637 for Mr. Peters, $1,558 for Laurence Waxman and $2,289 for Mr. Jacques. Premiums on split-dollar life insurance policies were as follows: $63,004 for Melvin Waxman, $48,175 for Armond Waxman, $12,500 each for Messrs. Pray, Peters and Laurence Waxman and $13,886 for Mr. Jacques.

(5)      For fiscal 1994, amounts represent premiums on split-dollar life insurance policies.

(6)      During May 1994, Messrs. Melvin and Armond Waxman agreed to relinquish all of their existing stock options in exchange for the grant of a like number of new options.
         The grant of 100,000 of the new options is subject to stockholder approval of an amendment to the 1992 Non-Qualified and Incentive Stock Option Plan to increase the number of shares subject thereto, which the Company intends to seek at the next annual meeting of stockholders
         (the "1992 Plan Amendment").

(7)      During May 1994, Messrs. Pray, Peters and Laurence Waxman agreed to relinquish all of their existing stock options in exchange for the grant of a like number of new options.

(8)      Includes certain amounts paid to Mr. Jacques in connection with the termination of his employment in November 1993.


EMPLOYMENT AGREEMENTS

         Mr. Peters entered into an employment agreement with the Company which became effective as of January 1, 1992 and terminates on December 31, 1995. Pursuant to such employment agreement, Mr. Peters is to serve as Senior Vice President, Operations of the Company, and is also to serve in such substitute or further offices or positions with the Company or any subsidiary or affiliate of the Company as shall, from time to time, be assigned by the Board of Directors of the Company. Mr. Peters' employment agreement provides for a minimum annual salary of $125,000, which salary will be reviewed annually by the Company. Increases in salary and the granting of bonuses to Mr. Peters will be determined by the Company, in its sole discretion, based on such individual's performance and contributions to the success of the Company, his responsibilities and duties and the salaries of other senior executives of the Company. The employment agreement also contains provisions which restrict Mr. Peters from competing with the Company during the term of the agreement and for two years following the termination thereof.

         Mr. Pray has an employment agreement with Barnett and the Company which became effective as of July 1, 1990 and which terminates on June 30, 2000. Pursuant to this employment agreement, Mr. Pray is to serve as President of Barnett and provide services to Barnett in such managerial areas as Mr. Pray served in the past and such additional duties as shall be assigned to Mr. Pray by the Co-Chief Executive Officers of the Company. Mr. Pray's employment agreement provides for a minimum annual salary of $165,000 for the first year of the employment agreement and provides that for each year thereafter the minimum annual salary will be increased by eight percent of the prior year's salary or any salary amount separately agreed to in writing by Mr. Pray, Barnett and the Company. Mr. Pray is also eligible to receive additional discretionary bonuses as may from time to time be determined in the sole discretion of the Board of Directors of the Company. The employment agreement also contains provisions which restrict Mr. Pray from competing with the Company during the term of the agreement and for two years following the termination thereof.

STOCK OPTION AND SAR GRANTS

         The following table sets forth the information noted for all grants of stock options made by the Company during fiscal 1994 to each of the executive officers named in the Summary Compensation Table:

                  OPTIONS/SAR(1) GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                                                     ------------------                                VALUE AT ASSUMED
                                               % OF TOTAL                                           ANNUAL RATES OF STOCK
                                                 OPTIONS                                            PRICE APPRECIATION FOR
                                OPTIONS        GRANTED TO       EXERCISE                                OPTION TERM(2)
                                GRANTED       EMPLOYEES IN       PRICE         EXPIRATION               --------------
       NAME                       (#)          FISCAL YEAR       ($/SH)           DATE               5%($)           10%($)
       ----                       ---          -----------       ------           ----               -----           ------
Melvin Waxman                     300,000(3)          24.0            2.25      May 2004             424,575        1,075,950
Armond Waxman                     300,000(3)          24.0            2.25      May 2004             424,575        1,075,950
William R. Pray                    67,500              5.4            2.25      May 2004              95,529          242,089
John S. Peters                     52,500              4.2            2.25      May 2004              74,301          188,291
Laurence S. Waxman                 57,500              4.6            2.25      May 2004              81,377          206,244

(1) There were no SARs granted to any of the executive officers named in this table in fiscal 1994.

(2) The potential realizable values represent future opportunity and have not been reduced to present value in 1994 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities and Exchange Commission for illustration purposes, and these rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the named executive officer.

(3) The grant of options exercisable to acquire 100,000 of the 300,000 shares shares of Common Stock subject to the options granted to each of Messrs. Armond and Melvin Waxman is subject to the approval of the stockholders of the Company of the 1992 Plan Amendment.


STOCK OPTION AND SAR EXERCISES

         The following table sets forth the information noted for all exercises of stock options and SARs during fiscal 1994 by each of the executive officers named in the Summary Compensation Table:


           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES


                                                                               NUMBER OF UNEXERCISED        VALUE OF
                                            SHARES                              OPTIONS AT FISCAL         UNEXERCISED
                                           ACQUIRED                                YEAR-END(#)           IN-THE-MONEY
                                              ON               VALUE              EXERCISABLE/            OPTIONS AT
         NAME                             EXERCISE(#)       REALIZED($)           UNEXERCISABLE           YEAR-END($)
         ----                             -----------       -----------           -------------           -----------
Melvin Waxman                                    --               --                   0/300,000(1)             --
Armond Waxman                                    --               --                   0/300,000(1)             --
William R. Pray                                  --               --                   0/67,500                 --
John S. Peters                                   --               --                   0/52,500                 --
Laurence S. Waxman                               --               --                   0/57,500                 --

(1) The grant options exercisable to acquire 100,000 of the 300,000 shares of Common Stock subject to the options granted to each of Messrs. Armond and Melvin Waxman is subject to the approval of the stockholders of the Company of the 1992 Plan Amendment.


                             PRINCIPAL STOCKHOLDERS

CAPITAL STOCK

         The following table sets forth, as of June 30, 1994 (except as noted in footnote 4 below), the number of shares beneficially owned by each director, by the directors and executive officers of the Company as a group and by each holder of at least five percent of Common Stock, and the respective percentage ownership of the outstanding Common Stock and Class B Common Stock and voting power held by each such holder and group. The mailing address for Messrs. Melvin and Armond Waxman is the executive office of the Company.

                                        NUMBER OF SHARES                    PERCENTAGE
                                       BENEFICIALLY OWNED                    OWNERSHIP            PERCENTAGE
                                       ------------------                    ---------                OF
                                                      CLASS B                         CLASS B      AGGREGATE
    NAME OF                           COMMON          COMMON           COMMON         COMMON        VOTING
BENEFICIAL OWNER                      STOCK            STOCK           STOCK           STOCK         POWER
- ----------------                      -----            -----           -----           -----         -----
Melvin Waxman(1)                       872,282       1,011,932             9.2%          45.5%          34.7%
Armond Waxman(2)                       765,107         826,082             8.1           37.2           28.5
Samuel J. Krasney(3)                     6,750           6,750               *              *              *
Judy Robins                             66,750          78,750               *            3.5            2.7
Directors and officers
  as a group (9
  individuals)                       1,755,714       1,978,766            18.5           89.0           67.9
Weiss, Peck & Greer(4)               1,182,500              --            12.5             --            3.7
  One New York Plaza
  New York, NY 10004

  *      less than 1%

  (1) Includes 100 shares of Common Stock owned by a member of Mr. Melvin Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial interest.

  (2) Includes 55,825 shares of Common Stock and 55,800 shares of the Class B Common Stock owned by members of Mr. Armond Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial interest.

  (3) Includes 4,500 shares of Common Stock and 4,500 shares of the Class B Common Stock owned by Mr. Krasney's wife, as to which shares Mr. Krasney disclaims beneficial interest.

(4) The information set forth in the table with respect to Weiss, Peck & Greer was obtained from Amendment No. 2 to a Statement on Schedule 13G, dated February 11, 1994, filed with the Commission. Such statement reflects Weiss, Peck & Greer's beneficial ownership as of December 31, 1993.

                 RECENT SECURITIES OFFERING AND RELATED MATTERS

THE REORGANIZATION

         On May 20, 1994, as part of the Reorganization, the Company issued the Warrants together with the Notes in exchange for $50,000,000 aggregate principal amount of the Company's outstanding Senior Subordinated Notes pursuant to the Private Exchange Offer. In addition to the Private Exchange Offer, the components of the Reorganization included (i) the Senior Subordinated Consent Solicitation, (ii) the Debt Financing, (iii) the 12 1/4% Consent Solicitation and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities (including $27.7 under the Company's then existing working capital credit facility and $2.5 million under the $5.0 million revolving credit facility of Barnett (the "Barnett Financing")). No component of the Reorganization is dependent on the successful completion of the Exchange Offer.

         As a result of the Private Exchange Offer (and excluding any shares of Common Stock acquired by the Selling Stockholders other than pursuant to the offering of securities described in the two preceding paragraphs), the Selling Stockholders beneficially own Warrants exercisable into 2,950,000 shares of Common Stock or approximately 20% of the outstanding Common Stock assuming the exercise of all of the Warrants.

         In connection with the Reorganization, the Company completed the Corporate Restructuring. As part of the Corporate Restructuring, the Company formed (a) Waxman USA, as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Consumer Products, a wholly owned subsidiary of Waxman USA, to own and operate the Consumer Products Division, and (c) WOC, a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, the Company restructured its operations by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Division to Consumer Products,
(iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock and LeRan, each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI to Waxman USA and (vii) contributing the capital stock of WAMI to TWI.

REGISTRATION RIGHTS AGREEMENT

         Pursuant to the Equity Registration Rights Agreement, the Company has agreed to use its best efforts to register the offer and sale of the Warrants and shares of Common Stock underlying the Warrants under the Act, and pursuant to a Registration Rights Agreement dated May 20, 1994, among the Company and the trustee under the indenture governing the Notes, on behalf of the original purchasers of the Notes (the "Debt Registration Rights Agreement"), the Company has agreed to use its best efforts to register the offer and sale of the Notes under the Act.

         Pursuant to the Equity Registration Rights Agreement, the Company has agreed to use its best efforts (i) to file, within 30 days of the issuance of the Warrants, a registration statement under the Act to permit the original purchasers of the Warrants to offer and sell under the Act the Warrants and shares of Common Stock underlying the Warrants ("Warrant Shares"), (ii) to cause such Equity Registration Statement to become effective within 120 days of the date of issuance of the Warrants and (iii) to maintain such effectiveness for a period of three years or such shorter period ending when all of the Warrants and Warrant Shares have been sold pursuant to the Equity Registration Statement or the date three years after all Warrants have been exercised. The period beginning on the date the Equity Registration Statement is first declared effective by the Commission and ending on the date which is three years after the expiration of the Warrants or, if earlier, the date on which all Warrants and Warrant Shares have been sold pursuant to the Equity Registration Statement or the date three years after all Warrants have been exercised, is referred to herein as the "Effectiveness Period." In the event that the Equity Registration Statement is not filed or effective by, or continuously effective through, the dates referred to above or prior to the end of the Effectiveness Period, the Commission shall have issued a stop order suspending the effectiveness of the Equity Registration Statement or the prospectus contained in the Equity Registration Statement, as amended or supplemented, shall (x) not contain current information required by the Securities Act and the rules and regulations promulgated thereunder or (y) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company has agreed to pay, or cause to be paid, as liquidated damages and not as a penalty, to each holder of a Warrant or Warrant Share, an amount equal to $0.0025 per week per Warrant or Warrant Share, as the case my be, for each week beginning on such date and ending 90 days thereafter. Such liquidated damages shall be increased by $0.0025 per week per Warrant or Warrant Share, as the case may be, at the beginning of each subsequent 90-day period up to a maximum aggregate amount of $0.01 per week per Warrant or Warrant Share, as the case may be. The Company has agreed to pay all expenses incident to the Company's performance of or compliance with the Equity Registration Rights Agreement, including the reasonable fees and expenses of counsel to the original purchasers of the Warrants but excluding any underwriting fees, discounts or commissions attributable to the sale of the Warrants or Warrant Shares. Each of the Company and the Warrant Agent, on behalf of the original purchasers of the Warrants, pursuant to the Equity Registration Rights Agreement, have agreed to indemnify the other party, its officers, directors and controlling persons in respect of certain liabilities and expenses arising, under certain circumstances, out of any registration of the Securities pursuant to the Equity Registration Rights Agreement. The Company has prepared and filed the Registration Statement of which this Prospectus forms a part with the Commission pursuant to the Equity Registration Rights Agreement.

         Pursuant to the Debt Registration Rights Agreement, the Company has agreed to use its best efforts (i) to file, within 30 days of the issuance of the Notes, a registration statement (the "Debt Registration Statement") under the Act with respect to an exchange offer (the "Exchange Offer") whereby securities substantially identical to the Notes would be offered for exchange with the Notes in order to permit the original purchasers of the Notes to offer and sell such new notes under the Act and (ii) to cause such registration statement to become effective within 120 days of the date of issuance of the Notes. Upon the registration statement being declared effective, the Company will offer such new notes in exchange for surrender of the Notes. The Company has agreed to keep the Exchange Offer pursuant to the registration statement open for not less than 30 days (or longer if required by applicable law) after the date notice of such offer is mailed to the holders of the Notes. In the event that the Company or the holders of 25% in aggregate principal amount of the Notes reasonably determine in good faith that because of any change in law or applicable interpretations of the Staff of the Commission the Company is not permitted to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Debt Registration Rights Agreement or if a holder of the Notes is not permitted, because of a change in law or interpretations of the Staff of the Commission, to participate in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes,
(b) use its best efforts to cause such shelf registration statement to be declared effective under the Securities Act and (c) use its best efforts to keep continuously effective such shelf registration statement until three years after the issuance of the Notes or such shorter period ending when all of the Notes eligible for sale thereunder have been sold thereunder. In the event that the registration statement is not filed or effective by, or continuously effective through, the dates referred to above or the Commission shall have issued a stop order suspending the effectiveness of the registration statement or any shelf registration statement with respect to the Notes at a time when such registration statement or shelf registration statement, as the case may be, is required to be kept effective by the Company or the prospectus contained in any such registration statement or shelf registration statement, as amended or supplemented, shall (x) not contain current information required by the Securities Act and the rules and regulations promulgated thereunder or (y) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company has agreed to pay, or cause to be paid, as liquidated damages and not as a penalty to each holder of Notes, an amount equal to $0.05 per week per $1,000 of Accreted Value of Notes held by such holder, for each week during the 90-day period beginning on the date referred to above or the date of the order suspending effectiveness or the date on which the prospectus shall not contain such current information or shall contain any such untrue statement or omit to state any such material fact. Such liquidated damages shall be increased by $0.05 per week per $1,000 of Accreted Value of Notes at the beginning of each subsequent 90-day period up to a maximum aggregate amount of $0.20 per week per $1,000 of Accreted Value of Notes. The Company has agreed to pay all expenses incident to the Company's performance of or compliance with the Debt Registration Rights Agreement, including the reasonable fees and expenses of counsel to the original purchasers of the Notes but excluding any underwriting fees, discounts or commissions attributable to the sale of the Notes. Each of the Company and the Trustee, on behalf of the original purchasers of the Notes, pursuant to the Debt Registration Rights Agreement, have agreed to indemnify the other party, its officers, directors and controlling persons in respect of certain liabilities and expenses arising, under certain circumstances, out of any registration of the Notes pursuant to the Debt Registration Rights Agreement. The Company has prepared and filed the Debt Registration Statement with the Commission pursuant to the Debt Registration Rights Agreement.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information with respect to the Securities beneficially owned and offered hereby by each Selling Security Holder.

       Name                                               Warrants Owned             Warrants Offered
       ----                                              ----------------         ----------------------
       American Enterprise Life Insurance Company              2,950                       2,950

       Citicorp Securities, Inc.                             147,500                     147,500

       Colonial High Yield Securities Fund                    59,000                      59,000

       Executive Investors High Yield Fund                     5,900                       5,900

       First Investors Fund for Income                       103,250                     103,250

       First Investors High Yield Fund                       100,300                     100,300

       IDS Life Insurance Company                            143,075                     143,075

       IDS Life Insurance Company of New York                 10,325                      10,325

       Internationale Nederlanden (U.S.) Finance
         Corporation                                         354,000                     354,000

       Kemper Diversified Income Fund                        222,607                     222,607

       Kemper High Income Trust                               55,106                      55,106

       Kemper High Yield Fund                                800,453                     800,453

       Kemper Investors Fund-High Yield Portfolio             52,274                      52,274

       Kemper Multi-Market Income Trust                       12,154                      12,154

       KML High Yield Investments N.V.                         9,853                       9,853

       KML II High Yield Investments N.V.                     9,853                       9,853

       MetLife-State Street High Income Fund                 236,000                     236,000

       MetLife-State Street Managed Assets                    29,500                      29,500

       Metropolitan Life Insurance Co.                        59,000                      59,000

       Merrill Lynch Pierce Fenner & Smith Inc.              359,900                     359,900

       Northstar High Yield Fund                             118,000                     118,000

       T.D. Partners                                          59,000                      59,000
                                                           ---------                   ---------
             Total                                         2,950,000                   2,950,000

- ---------------

         The Company is registering, on behalf of each Selling Security Holder, the offer and sale of the number of Warrants set forth opposite such Selling Security Holder's name under the column captioned "Warrants Offered" and the same number of shares of Common Stock, subject to adjustment in certain circumstances, issuable upon exercise of the Warrants. As of the date hereof, no Warrants have been exercised to purchase shares of Common Stock.


         Because the Selling Security Holders may offer all or some part of the Securities pursuant to this Prospectus and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Securities to be offered for sale by the Selling Security Holders nor the amount of Securities that will be held by the Selling Security Holders upon termination of this offering. See "Plan of Distribution." To the extent required, the specific amount of Securities to be sold by the Selling Security Holders in connection with a particular offer will be set forth in an accompanying Prospectus Supplement.


                          DESCRIPTION OF THE WARRANTS

         The Warrants were issued pursuant to the terms of a Warrant Agreement, dated as of May 20, 1994 (the "Warrant Agreement"), by and between the Company and The Huntington National Bank, as warrant agent (the "Warrant Agent"), on behalf of the original purchasers of the Warrants. The following summary of the material provisions of the Warrant Agreement and the Warrant Certificate attached thereto (the "Warrant Certificate") does not purport to be complete, and where reference is made to particular provisions of the Warrant Agreement or the Warrant Certificate, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Warrant Agreement and Warrant Certificate, which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

         The Warrants are currently exercisable. The Warrants will expire June 1, 2004. Upon exercise, each Warrant initially entitles the holder to receive one Warrant Share at an initial cash exercise price of $2.45, subject to adjustment in certain circumstances.

         Holders of the Warrants do not have any of the rights or privileges of the stockholders of the Company, including voting rights to receive dividends, prior to exercise of the Warrants. The Company has reserved out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants. The Common Stock issuable on exercise of the Warrants will be, when issued, fully paid and nonassessable.

ANTI-DILUTION

         The Warrants contain customary anti-dilution provisions, including adjustments in the event of a reclassification, recapitalization, stock dividend, stock split, reverse stock split, stock issuance below fair market value or other similar transaction, and including protections in the event of a transaction in which the Company is not the surviving entity.

METHOD OF EXERCISE

         The Warrants may be exercised by surrendering to the Warrant Agent the Warrant Certificates evidencing such Warrants, with the accompanying form of election to purchase properly completed and executed. Upon surrender of the Warrant Certificates and payment in cash of the exercise price, the Warrant Agent will deliver, or cause to be delivered, to or upon the written order of such holder, certificates representing the Warrant Shares to which such holder is entitled.

         Warrant Certificates will be issued in registered form only and no service charge shall be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

AMENDMENT

         From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of holders or that affects the anti-dilution provisions contained therein shall require the written consent of registered holders of a majority of the then outstanding Warrants. The consent of each holder of an Warrant affected shall be required for any amendment pursuant to which the number of Warrant Shares which could be acquired upon exercise of Warrants would be decreased or the exercise period for the Warrants would be modified in any manner.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.01 par value, 22,000,000 shares of Common Stock, $.01 par value, and 6,000,000 shares of Class B Common Stock, $.01 par value. As of September 12, 1994, no shares of Preferred Stock, 9,491,457 shares of Common Stock and 2,220,705 shares of Class B Common Stock were issued and outstanding.

COMMON STOCK AND CLASS B COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters submitted to the stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on all such matters. Except as set forth below, all actions submitted to a vote of stockholders are voted on by holders of Common Stock and Class B Common Stock voting together as a single class. The holders of Common Stock and Class B Common Stock vote separately as classes with respect to any amendments to the Company's Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective classes of stock so as to affect them adversely, and with respect to such other matters as may require class votes under the Delaware General Corporation Law.

         Dividends on the Class B Common Stock may not exceed those on the Common Stock. Each share of Common Stock and Class B Common Stock is equal in respect of rights to dividends and other distributions in stock or property of the Company (including distributions upon liquidation of the Company), except that in the case of dividends or other distributions payable on the Common Stock and the Class B Common Stock in shares of such stock, including distributions pursuant to split-ups or divisions of the Common Stock or the Class B Common Stock, only Common Stock will be distributed with respect to Common Stock and only Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will either the Common Stock or the Class B Common Stock be split, divided or combined unless the other is split, divided or combined equally.

         The Class B Common Stock is not transferable by a holder except to or among such holder's spouse, certain of such holder's relatives and certain trusts established for their benefit. The Class B Common Stock is convertible into Common Stock on a share-for-share basis at any time.

         If the number of outstanding shares of Class B Common Stock at any time falls below 250,000 (as adjusted for any stock splits, combinations, stock dividends or further issuances of Class B Common Stock), the outstanding shares of Class B Common Stock will automatically be converted into shares of Common Stock.

         The Class B Common Stock may tend to have an anti-takeover effect. Since voting control of the Company is vested primarily in the holders of the Class B Common Stock, the issuance of the Class B Common Stock could render more difficult, or discourage, a hostile merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of Common Stock. As of September 12, 1994, Melvin Waxman and Armond Waxman beneficially owned an aggregate of approximately 80.1% of the outstanding Class B Common Stock and 61.2% of the aggregate outstanding voting power of the Company.

         The transfer agent and registrar for the Common Stock and Class B Common Stock is National City Bank, Cleveland, Ohio.

PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights and terms, any conversion rights, any voting rights, any redemption rights and terms (including sinking fund provisions), the rights in the event of liquidation and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, as well as the number of shares constituting such series and the designation thereof. The Preferred Stock, if issued, will rank senior to the Company Common Stock as to dividends and as to liquidation preference. Holders of Preferred Stock will have no preemptive rights. The issuance of shares of Preferred Stock could have an anti-takeover effect under certain circumstances. The issuance of shares of Preferred Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with voting rights. The issuance of shares of the Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which they believed could be favorable to their interests. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any shares of Preferred Stock.


                              PLAN OF DISTRIBUTION

         Any or all of the Securities may be sold from time to time to purchasers directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Securities for whom they may act as agents. The Selling Security Holders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters under the Act, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of Securities by the Selling Security Holders may be effected in one or more transactions that may take place on the NYSE or the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Security Holders in connection with such sales of securities.

         At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed) which will identify the specific Securities being offered and set forth the aggregate amount of Securities being offered, the purchase price and the terms of the offering, including the name or names of the Selling Security Holders and of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In addition, an underwritten offering will require clearance by the National Association of Securities Dealers, Inc. of the underwriter's compensation arrangements. The Company will not receive any of the proceeds from the sale by the Selling Security Holders of the Securities offered hereby. All of the filing fees and other expenses of this

Registration Statement will be borne in full by the Company, other than any underwriting fees, discounts and commissions relating to this offering.

         Pursuant to the Equity Registration Rights Agreement, the Company will use its best efforts to keep the Registration Statement of which this Prospectus forms a part effective under the Act for period of three years following the initial effective date of such Registration Statement (or such shorter period as permitted under the Equity Registration Rights Agreement) and the Company will pay substantially all of the expenses incident to the offering and sale of the Securities to the public, other than underwriting fees, discounts and commissions. The Equity Registration Rights Agreement provides for cross-indemnification of the Selling Security Holders and the Company, to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Securities. The Equity Registration Rights Agreement also provides that in connection with an underwriting offering, the Company will indemnify the underwriters thereof, their officers and directors and each person who controls such underwriters (within the meaning of the Act) to the same extent as provided with respect to the indemnification of the Selling Security Holders signatory to such agreement, except with respect to information provided by such underwriters specifically for inclusion within the appropriate registration statement. See "Selling Security Holders" and "Recent Securities Offering and Related Matters -- REGISTRATION RIGHTS AGREEMENTS."

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Securities by the Selling Security Holders.

         In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         The Warrants originally issued by the Company in the Private Exchange Offer contained legends as to their restricted transferability. In addition, the certificates for Common Stock issuable upon exercise of the Warrants would contain, legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus forms a part and the transfer of the Securities pursuant thereto, these legends will no longer be necessary, and accordingly, new certificates representing such Securities will be issued to the transferee without any such legends unless otherwise required by law.

         In addition to sales pursuant to the Registration Statement of which this Prospectus forms a part, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants may be sold in accordance with Rule 144 under the Act.


                                 LEGAL MATTERS

         The legality of the securities covered by this Prospectus has been passed upon by Shereff, Friedman, Hoffman & Goodman, New York, New York, counsel to the Company.

                                    EXPERTS

         The audited consolidated financial statements of the Company as of June 30, 1993 and 1994 and for each of the three years in the period ended June 30, 1994 appearing in this Prospectus and elsewhere in this Registration

Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         Reference is made to said report which includes an explanatory paragraph with respect to the change in method of accounting for certain warehousing and catalog costs as discussed in Note 3 to the consolidated financial statements.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Waxman Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Waxman Industries, Inc. (a Delaware corporation) and Subsidiaries (the Company) as of June 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waxman Industries, Inc. and Subsidiaries as of June 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

As explained in Note 3 to the consolidated financial statements, effective July 1, 1992, the Company changed its method of accounting for certain warehousing and catalog costs.


                              Arthur Andersen LLP

Cleveland, Ohio,
August 23, 1994.

                                             WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS
                                                      JUNE 30, 1994 AND 1993

                                                          (In Thousands)

                                                              ASSETS

                                                  1994            1993
                                                --------        --------
CURRENT ASSETS:
        Cash                                    $  2,026        $    406
        Accounts receivable, net                  37,216          36,272
        Inventories                               80,969          72,942
        Prepaid expenses                           4,987           4,987
        Net assets (liabilities) of
          discontinued operations                   (421)         29,156
        Net assets held for sale                       -           3,086
                                                --------        --------
                Total current assets             124,777         146,849
                                                --------        --------

PROPERTY AND EQUIPMENT:

        Land                                       1,461           1,420
        Buildings                                 12,421          11,213
        Equipment                                 20,655          18,824
                                                --------        --------
                                                  34,537          31,457
        Less accumulated depreciation and
          amortization                           (17,163)        (14,784)
                                                --------        --------
        Property and equipment, net               17,374          16,673
                                                --------        --------

COST OF BUSINESSES IN EXCESS OF
        NET ASSETS ACQUIRED, NET                  24,774          25,498

OTHER ASSETS                                      16,118           9,505
                                                --------        --------
                                                $183,043        $198,525
                                                ========        ========

                                    The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

                   WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            JUNE 30, 1994 AND 1993
                     (In Thousands Except Per Share Data)

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  1994            1993
                                                                --------        --------
CURRENT LIABILITIES:
        Current portion of long-term debt                       $  4,144        $  2,493
        Accounts payable                                          20,427          19,934
        Accrued liabilities                                        6,507           6,692
                                                                --------        --------

                Total current liabilities                         31,078          29,119
                                                                --------        --------

LONG-TERM DEBT, NET OF CURRENT PORTION                            54,063          22,567

SENIOR SECURED NOTES                                              38,675          38,563

SENIOR SECURED DEFERRED COUPON NOTES                              48,031               -

SUBORDINATED DEBT                                                 48,905         100,780

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
        Preferred stock, $.01 par value per share:
                Authorized and unissued 2,000 shares                   -               -
        Common stock, $.01 par value per share:
                Authorized 22,000 shares;
                Issued 9,490 in 1994 and 9,424 in 1993                95              94
        Class B common stock, $.01 par value per share:
                Authorized 6,000 shares;
                Issued 2,222 in 1994 and 2,238 in 1993                23              23
        Paid-in capital                                           21,098          18,467
        Retained deficit                                         (58,325)         (6,437)
                                                                --------        --------

                                                                 (37,109)         12,147
        Cumulative currency translation adjustments                 (600)         (4,651)
                                                                --------        --------

                Total stockholders' equity                       (37,709)          7,496
                                                                --------        --------

                                                                $183,043        $198,525
                                                                ========        ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

                                             WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES

                                                 CONSOLIDATED STATEMENTS OF INCOME
                                         FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  1994            1993            1992
                                                                --------        --------        --------
Net sales                                                       $215,112        $204,778        $197,738

Cost of sales                                                    140,011         137,244         127,115
                                                                --------        --------        --------
  Gross Profit                                                    75,101          67,534          70,623

Selling, general and administrative expenses                      56,888          56,081          51,824

Restructuring and other non-recurring charges                          -           6,762           3,900
                                                                --------        --------        --------

Operating income                                                  18,213           4,691          14,899
Interest expense (net of interest income
  of $14, $5 and $978)                                            21,334          20,365          20,025
                                                                --------        --------        --------

Loss from continuing operations before
  income taxes, extraordinary charge and
  cumulative effect of accounting change                          (3,121)        (15,674)         (5,126)

Provision (benefit) for income taxes                                 351             216            (768)
                                                                --------        --------        --------


Loss from continuing operations before
  extraordinary charge and cumulative
  effect of accounting change                                     (3,472)        (15,890)         (4,358)

Discontinued operations - Ideal
  Income (loss) from discontinued
    operations, net of taxes                                      (3,249)        (11,240)          1,146
  Loss on disposal, without tax benefit                          (38,343)              -               -
                                                                --------        --------        --------

Loss before extraordinary charge and
  cumulative effect of accounting change                         (45,064)        (27,130)         (3,212)

Extraordinary charge, early retirement
  of debt (net of tax benefit in 1992)                            (6,824)              -          (1,186)

Cumulative effect of change in accounting
  for warehouse and catalog costs,
  without tax benefit                                                  -          (2,110)              -
                                                                --------        --------        --------

Net loss                                                        $(51,888)       $(29,240)       $ (4,398)
                                                                ========        ========        ========
Primary and fully diluted earnings
(loss) per share:
  From continuing operations                                    $   (.30)       $  (1.36)       $   (.44)

  Discontinued operations:
  Income (loss) from discontinued operations                        (.28)           (.97)            .11
  Loss on disposal                                                 (3.28)              -               -

  Extraordinary charge                                              (.58)              -            (.12)

  Cumulative effect of accounting change                               -            (.18)              -
                                                                --------        --------        --------

Net loss per share                                              $  (4.44)       $  (2.51)       $   (.45)
                                                                ========        ========        ========

                                    The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                             WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                         FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        CUMULATIVE
                                                CLASS B                 RETAINED         CURRENCY
                                        COMMON  COMMON  PAID-IN         EARNINGS        TRANSLATION
                                        STOCK   STOCK   CAPITAL         (DEFICIT)       ADJUSTMENTS
                                        -----   -----   -------         ---------       -----------
BALANCE, JUNE 30, 1991                   $ 72    $ 23   $ 7,684         $ 29,334        $   953
Net loss                                                                  (4,398)
Cash dividends:
  -- $.12 per common share
     and Class B share                                                    (1,201)
Issuance of common stock                   22             9,763
Stock options exercised                                      20
Stock warrants issued                                     1,000
Currency translation
 adjustments                                                                             (2,445)
                                        -----   -----   -------         --------        -------

BALANCE, JUNE 30, 1992                   $ 94    $ 23   $18,467          $23,735        $(1,492)
Net loss                                                                 (29,240)
Cash dividends:
  -- $.08 per common share
    and Class B share                                                       (932)
Currency translation
  adjustments                                                                            (3,159)
                                        -----   -----   -------         --------        -------

BALANCE, JUNE 30, 1993                  $  94   $  23   $18,467          $(6,437)       $(4,651)
Net loss                                                                 (51,888)
Currency translation
  adjustments                                                                            (2,368)
Elimination of currency translation
  adjustment relating to discontinued
  operation (Ideal)                                                                       6,419
Contribution to Profit
  Sharing Plan                              1               131
Stock warrants issued                                     2,500
                                        -----   -----   -------         --------        -------

BALANCE, JUNE 30, 1994                  $  95   $  23   $21,098         $(58,325)       $  (600)
                                        =====   =====   =======         ========        =======

                                    The accompanying Notes to Consolidated Financial Statements are an integral part of these statements

                                             WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                                                         (IN THOUSANDS)
                                                            1994            1993           1992
                                                          -------         -------         -------
CASH FROM (USED FOR):
  OPERATIONS:
    Loss from continuing operations                     $  (3,472)      $ (15,890)      $  (4,358)
    Adjustments to reconcile loss
      from continuing operations to
      net cash used for continuing
      operations:
    Non-cash interest                                         531               -               -
    Restructuring costs                                         -           6,762               -
    Loss on sale of investments                                 -               -           3,900
    Depreciation and amortization                           7,478           8,932           6,525
    Changes in assets and liabilities:
      Accounts receivable                                    (944)         (1,666)         (1,841)
      Inventory                                           (10,109)             82         (15,664)
      Prepaid expenses                                          -           2,276          (2,285)
      Accounts payable                                        493          (8,337)         11,050
      Accrued liabilities                                    (185)         (1,691)           (878)
                                                          -------         -------         -------

        Net cash used for continuing
        operations                                         (6,208)         (9,532)         (3,551)

    Earnings (loss) from
      discontinued operations                             (41,592)        (11,240)          1,146
    Other, net                                              4,054          (3,159)         (2,444)
    Change in net assets of
      discontinued operations                              29,577          13,027           6,646
                                                          -------         -------         -------

      Net cash provided by (used for)
      operations                                          (14,169)        (10,904)          1,797
                                                          -------         -------         -------

  INVESTMENTS:
    Proceeds from sale of business                          3,006               -               -
    Capital expenditures, net                              (3,437)         (1,336)         (3,193)
    Change in other assets                                 (1,298)         (1,826)         (5,922)
    Proceeds from sale of investments                           -               -           4,386
    Contribution of stock to
      profit sharing plan                                     132               -               -
                                                          -------         -------         -------

        Net cash used for investments                      (1,597)         (3,162)         (4,729)
                                                          -------         -------         -------

  FINANCING:
    Net borrowings under
      credit agreements                                    18,589          15,770           6,393
    Repayments of long-term debt                             (442)           (560)           (508)
    Borrowings (repayment) of domestic
      term loan                                            15,000               -         (60,000)
    Proceeds from issuance of debt, net                         -               -          48,500
    Repurchase of debt                                     (1,875)              -         (12,878)
    Debt restructuring                                    (13,886)              -               -
    Proceeds from issuance of stock                             -               -           9,805
    Dividends paid                                              -            (932)         (1,201)
                                                          -------         -------         -------
      Net cash provided by
      (used for) financing                                 17,386          14,278          (9,889)
                                                          -------         -------         -------

NET INCREASE (DECREASE) IN CASH                             1,620             212         (12,821)
BALANCE, BEGINNING OF PERIOD                                  406             194          13,015
                                                          -------         -------         -------
BALANCE, END OF PERIOD                                   $  2,026        $    406        $    194
                                                          =======         =======         =======

                                    The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  A.  Consolidation and Basis of Presentation

          The financial statements include the accounts of Waxman Industries, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany transactions and balances are eliminated in consolidation. Certain fiscal 1993 and 1992 amounts have been reclassified to conform with the fiscal 1994 presentation, including a restatement to reflect the discontinued operations discussed in Note 2.

          The Company operates in a single business segment - the distribution of plumbing, electrical and hardware products. Substantially all of the Company's business is conducted in the United States.

          During fiscal 1994, the Company restructured (the "Corporate Restructuring") its domestic operations such that the Company is now a holding company whose only material assets are the capital stock of its subsidiaries. As part of the Corporate Restructuring, the Company formed (a) Waxman USA Inc. ("Waxman USA") as a holding company for the subsidiaries that comprise and support the Company's domestic operations, (b) Waxman Consumer Products Group Inc. ("Consumer Products"), a wholly owned subsidiary of Waxman USA, to own and operate Consumer Products Group Division, and (c) WOC Inc. ("WOC"), a wholly owned subsidiary of Waxman USA, to own and operate Waxman USA's domestic subsidiaries, other than Barnett Inc. ("Barnett") and Consumer Products. On May 20, 1994, the Company completed the Corporate Restructuring by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Group Division to Consumer Products, (iii) contributing the assets and liabilities of its Madison Equipment Division to WOC, (iv) contributing the assets and liabilities of its Medal Distributing Division to WOC, (v) merging U.S. Lock Corporation ("U. S. Lock") and LeRan Copper & Brass, Inc. ("LeRan"), each a wholly owned subsidiary of the Company, into WOC, (vi) contributing the capital stock of TWI, International, Inc. ("TWI") to Waxman USA and (vii) contributing the capital stock of Western American Manufacturing, Inc. ("WAMI") to TWI. The "Operating Companies" consist of Barnett, Consumer Products and WOC. This restructuring was accounted for based upon each entities' historical carrying amounts with no impact on the accompanying consolidated financial statements.

  B.  Restricted Cash Balances

          In accordance with the terms of its Domestic Credit Facility (See
Note 6), all of the Operating Companies' available cash is pledged to the lenders and is required to be used to pay down borrowings under the facility.

  C.  Accounts Receivable

          Accounts receivable are presented net of allowances for doubtful accounts of $1,353 and $1,352 at June 30, 1994 and 1993, respectively. Bad debt expense totaled $617 in fiscal 1994, $695 in fiscal 1993 and $562 in fiscal 1992.

          The Company sells plumbing, electrical and hardware products throughout the United States to do-it-yourself retailers, mass merchandisers, smaller independent retailers and plumbing, electrical repair and remodeling contractors. The Company performs ongoing credit evaluations of its customers' financial condition. In fiscal years 1994, 1993 and 1992, the Company's largest customer accounted for approximately 13%, 12% and 11% of its net sales, respectively. The Company's ten largest customers accounted for approximately 25% of net sales in fiscal 1994, 23% in fiscal 1993 and 22% in fiscal 1992 and approximately 28% and 26% of accounts receivable at June 30, 1994 and 1993, respectively.

  D.  Inventories

          At June 30, 1994 and 1993, inventories, consisting primarily of finished goods, are carried at the lower of first-in, first-out (FIFO) cost or market. The Company regularly evaluates its inventory carrying value, with appropriate consideration given to any excess, slow-moving and/or nonsalable inventories.

  E.     Property and Equipment

         Property and equipment is stated at cost. For financial reporting purposes, buildings and equipment are depreciated on a straight-line basis over their estimated useful lives at annual depreciation rates ranging from 2 1/2% to 30%. For income tax purposes, accelerated methods generally are used. Depreciation expense totaled $2,738 in fiscal 1994, $2,690 in fiscal 1993 and $2,665 in fiscal 1992.

  F.     Cost of Businesses in Excess of Net Assets Acquired

         Cost of businesses in excess of the fair market value of net assets acquired is being amortized primarily over 40 years, using the straight-line method. Management has evaluated its accounting for goodwill, considering such factors as historical profitability and current operating cash flows and believes that the asset is realizable and the amortization period is appropriate. Goodwill amortization expense totaled $724 in fiscal 1994, $725 in fiscal 1993 and $756 in fiscal 1992. The accumulated amortization of goodwill at June 30, 1994 and 1993 was $4,469 and $3,745, respectively.

  G.     Per Share Data

         Primary earnings per share have been computed based on the weighted average number of shares and share equivalents outstanding which totaled 11,674 in fiscal 1994, 11,662 in fiscal 1993 and 9,794 in fiscal 1992. Share equivalents include the Company's common stock purchase warrants (see Notes 7 and 8). The conversion of the 9-1/2% Convertible Subordinated Debentures was not assumed in computing fully diluted earnings per share for fiscal 1994, fiscal 1993 and fiscal 1992 as the effect would be anti-dilutive.

  H.     Foreign Currency Translation

         All balance sheet accounts of foreign subsidiaries are translated at the exchange rate as of the end of the fiscal year. Income statement items are translated at the average currency exchange rates during the fiscal year. The resulting translation adjustment is recorded as a component of stockholders' equity. Foreign currency transaction gains or losses are included in the income statement as incurred and such net gains totaled $17 in fiscal 1994, $80 in fiscal 1993 and $73 in fiscal 1992.

  I.      Impact of New Accounting Standards

          The Company adopted SFAS No. 109 during 1994 (see Note 5). The FASB has also issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company does not currently maintain any postretirement or postemployment benefit plans or programs which would be subject to such accounting standards.

  J.     Debt

         The Company made interest payments of $20,523 in fiscal 1994, $19,540 in fiscal 1993 and $18,858 in fiscal 1992. Accrued liabilities in the accompanying consolidated balance sheets include accrued interest of $2,101 and $2,609 at June 30, 1994 and 1993, respectively. Other assets in the accompanying consolidated balance sheets include deferred financing costs of $10,284 and $3,935 at June 30, 1994 and 1993, respectively.

         No quoted market prices are available for any of the Company's debt as the debt is not actively traded. Management, however, believes the carrying values of its bank loans approximate their fair values as they bear interest based upon the banks' prime lending rates. It was not practical to determine the fair value of the Company's Senior Secured Notes, Deferred Coupon Notes, Convertible Debentures and Senior Subordinated Notes because of the inability to determine fair value without incurring excessive costs.

2. DISCONTINUED OPERATIONS - IDEAL

         Effective March 31, 1994, the Company adopted a plan to dispose of its Canadian subsidiary, Ideal Plumbing Group, Inc. (Ideal). Unlike the Company's U.S. operations, which supply products to customers in the home repair and remodeling market through mass retailers, Ideal primarily serves customers in the Canadian new construction market through independent contractors. Accordingly, Ideal is reported as a discontinued operation and the consolidated financial statements have been reclassified to report separately Ideal's net assets and results of operations.

         At the time the plan of disposition was adopted, the Company expected that the disposition would be accomplished through a sale of the business to a group which included members of Ideal's management. Such transaction would have required the consent of Ideal's Canadian bank as borrowings under its bank credit agreements were collateralized by all of the assets and capital stock of Ideal. The bank considered the management group's acquisition proposal, however, the proposal was subsequently rejected. On May 5, 1994, without advance notice, the bank filed an involuntary bankruptcy petition against Ideal citing defaults under the bank credit agreements (Borrowings under these agreements are non-recourse to Waxman Industries, Inc.). On May 30, 1994, Ideal was declared bankrupt by the Canadian courts and, as a result, the Company's ownership and control of Ideal effectively ceased on such date. The Canadian court appointed a trustee to liquidate the assets of Ideal. The Company has been advised that Ideal is no longer operating and the liquidation process is continuing at the present time. The Company has no liability to the creditors of Ideal as a result of Ideal's bankruptcy.

         The estimated loss on disposal, which was recorded by the Company in its consolidated financial statements as of March 31, 1994, totaled $38.3 million, without tax benefit, and represents a complete write-off of the Company's investment in Ideal. The loss included the estimated loss on disposal, a provision for anticipated operating losses until disposal and provisions for other estimated costs to be incurred in connection with the disposal, as well as a $6.4 million foreign currency exchange loss which results from the elimination of the currency translation adjustments relating to Ideal. In accordance with SFAS No. 109. "Accounting for Income Taxes", any tax benefits relating to the loss on disposal have been reduced 100% by a valuation allowance. The Company will continue to evaluate the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of such loss on disposal will be recognized in the future.

         Net assets of the discontinued operation at June 30, 1993 consisted of working capital of $29,879, net plant, property and equipment of $15,171, other assets of $40,561 and bank debt of $56,455 without any allowance for the estimated loss on disposal.

Summary operating results of the discontinued operation for the periods presented are as follows:

                                            1994                     1993                   1992
                                         ----------               ----------             ----------
         Net sales                          $87,265                  $153,875               $181,305
         Costs and expenses                  90,262                   164,684                178,540
                                            -------                   -------                -------
         Income (loss) before
           income taxes                      (2,997)                  (10,809)                 2,765
         Income taxes                           252                       431                  1,619
                                            -------                   -------                -------
           Net income (loss)               $ (3,249)                 $(11,240)              $  1,146
                                           ========                  ========               ========

3.  CHANGE IN ACCOUNTING:

         During fiscal 1993, the Company accelerated its amortization of certain warehouse start-up costs and catalog costs. This change was applied retroactively to July 1, 1992. The Company had historically amortized such costs over a period not to exceed five years which, in management's opinion, represented the period over which economic benefits were received. The acceleration of amortization was made to conform with prevailing industry practice. By accelerating amortization, certain costs associated with the opening of new warehouse operations are amortized over a period of twelve months commencing the month in which the warehouse opens. Costs associated with the development and introduction of new catalogs are amortized over the life of the catalog, not to exceed a period of one year.

         The cumulative effect of this change on prior years totaled $2,110 or $.18 per share, and is reported separately in the fiscal 1993 consolidated income statement, without tax benefit. The additional effect of the change in fiscal 1993 was to increase both the loss from continuing operations before extraordinary charge and cumulative effect of accounting change and the net loss by $1,191.

         The following pro forma information reflects the Company's results for fiscal 1992 as if the change had been retroactively applied:

                                                                                             1992
                                                                                             ----
Loss from continuing operations
  before extraordinary charge                                                              $(4,461)
Net loss                                                                                    (4,532)
Earnings (loss) per share:
  Loss from continuing operations
    before extraordinary charge                                                            $  (.45)
  Net loss                                                                                    (.46)

4.  RESTRUCTURING, NONRECURRING AND EXTRAORDINARY CHARGES:

         A.   Extraordinary Charges

         During fiscal 1994, the Company recognized a $6.6 million extraordinary charge, without tax benefit, as a result of the refinancing of $50 million of Senior Subordinated Notes as well as borrowings under the domestic bank credit facilities. The extraordinary charge included the fees paid upon the refinancing of the Senior Subordinated Notes along with the accelerated amortization of unamortized debt discount and issuance costs.

         Also during fiscal 1994, the Company purchased $1.9 million of its Convertible Debentures pursuant to a mandatory repurchase obligation. As a result of the repurchase, the Company recorded an extraordinary charge of $.2 million, without tax benefit, which primarily represents the accelerated amortization of unamortized debt discount and issuance costs.

         During fiscal 1992, the Company repurchased certain debt securities in open market purchases. As a result, the Company incurred an extraordinary charge which totaled $1,186 (net of applicable income tax benefit of $611) and included the market premium paid along with the accelerated amortization of unamortized debt discount and issuance costs.

         B.   Restructuring and Non-Recurring Charges

         During fiscal 1993, as a result of certain actions taken as part of its strategy to refocus and build its existing core businesses in the U.S., the Company recorded a $6,762 restructuring charge. The provision for restructuring charge included an estimate of the loss to be incurred upon the sale of three businesses, including anticipated operating results through the projected disposal dates, and the write-off of intangible assets. Below is a summary of the components comprising the restructuring charges as of June 30, 1993:


    Estimated loss on disposal of businesses                              $4,600
    Relocation and consolidation costs                                     1,544
    Other                                                                    618
                                                                          ------
                                                                          $6,762
                                                                          ======


         The disposal of businesses included three operating entities for which the Company had entered into letters of intent with prospective buyers.

         During October 1993, the Company completed the sale of one of its Canadian operations, H. Belanger Plumbing Accessories, Ltd. (Belanger). The Company sold all of the capital stock of Belanger for approximately
U.S. $3 million in cash and a U.S. $0.3 million promissory note. The promissory note, which matures on October 14, 1996, provides for three equal consecutive annual payments. Interest is payable annually at a rate of 7%.
The loss on the sale of Belanger was approximately $3 million. Net assets held for sale at June 30, 1993, included in the accompanying consolidated balance sheets is comprised primarily of working capital items and fixed assets of Belanger, net of the reserve for the estimated loss on disposal.

         The Company was unable to come to terms with the prospective buyer of the other two entities. At the present time, the Company is not engaged in any other negotiations with respect to the sale of these entities. As such, the consummation of a sale of these businesses is not expected to occur in the foreseeable future, if at all. As a result, the individual assets and liabilities of these businesses have been reclassified on the accompanying consolidated balance sheets. The Company evaluated the net realizable value of the carrying value of the assets previously held for sale in accordance with its normal ongoing policy regarding impairment and concluded that no further writedown of the net carrying values of these assets was required in excess of the reserve previously established. Therefore, the reversal of the accrued loss on disposal includes $1.4 million for the writedown of assets to net realizable value and $.2 million for fees and expenses associated with the transaction.

         During fiscal 1992, the Company recorded a $3.9 million nonrecurring charge which represents a capital loss realized upon the sale of the Company's portfolio of debt securities.


5.  INCOME TAXES:

         The Company adopted SFAS NO. 109 during the first quarter of fiscal 1994. SFAS 109 requires the Company to recognize income tax benefits for loss carryforwards which have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance in certain circumstances. Upon the adoption of SFAS 109, the benefit of the Company's net operating loss carryforwards was reduced 100% by a valuation allowance. The benefit of the fiscal 1994 net operating loss has also been reduced 100% by a valuation allowance. The adoption of SFAS 109 in fiscal 1994 had no material impact on the accompanying consolidated financial statements. However, to the extent that the Company is able to recognize tax benefits in the future, such recognition will favorably effect future results of operations.

         The components of income (loss) from continuing operations before income taxes, extraordinary charges and cumulative effect of change in accounting are as follows:

                                                                                 1994            1993            1992
                                                                                 ----            ----            ----
Domestic                                                                    $ (4,127)        $(13,442)        $(6,179)
Foreign                                                                        1,006           (2,232)          1,053
                                                                             -------         --------         -------
         Total                                                              $ (3,121)        $(15,674)        $(5,126)
                                                                            ========         ========         =======

         The components of the provision (benefit) for income taxes are:

                                                                                 1994            1993            1992
                                                                                 ----            ----            ----
Currently payable:
  Federal                                                                     $     -             $ --        $ (2,404)
  Foreign and other                                                               351              216             572
                                                                               ------             ----        --------
         Total current                                                            351              216          (1,832)
Deferred:  Federal                                                                  -               --           1,064
                                                                               ------             ----        --------
           Total provision (benefit)                                          $   351             $216        $   (768)
                                                                              =======             ====        ========

         Deferred income taxes relate to the following:

                                                                                 1994            1993            1992
                                                                                 ----            ----            ----
Depreciation                                                                  $     -              $--          $   68
Inventory valuation                                                                 -               --             (84)
Bad debt expense                                                                    -               --             425
Deferred costs                                                                      -               --             800
Other, net                                                                          -               --            (145)
                                                                               ------              ---          ------
         Total                                                                $     -              $--          $1,064
                                                                              =======              ===          ======

         The following table reconciles the U.S. statutory rate to the Company's effective tax rate:

                                                                                 1994            1993            1992
                                                                                 ----            ----            ----
U.S. statutory rate                                                              34.0%            34.0%           34.0%
Domestic losses not benefited                                                   (41.8)           (24.4)             --
Capital losses not benefited                                                       --            (10.0)          (18.1)
State taxes, net                                                                 (4.2)            (0.8)           (2.3)
Goodwill amortization                                                            (7.1)            (1.6)           (4.5)
Effect of prior year purchase accounting adjustments                               --               --             2.7
Foreign tax items                                                                 6.2               --              --
Other, net                                                                        1.7              1.4             3.2
                                                                              -------             ----           -----
     Effective tax rate                                                         (11.2)%           (1.4)%          15.0%
                                                                              =======             ====           =====

         At June 30, 1994, the Company had $59,598 of available domestic net operating loss carryforwards for income tax purposes which expire through 2009. For financial reporting purposes, the benefit of these net operating loss carryforwards has been reduced 100% by a valuation allowance in accordance with the provisions of SFAS No. 109.

         At June 30, 1994, the Company had recorded deferred tax liabilities of $3,218 and deferred tax assets (excluding the net operating loss carryforwards discussed above) of $2,663. For financial reporting purposes, previously recorded deferred income tax liabilities were reduced in fiscal 1993 by the tax benefit of the fiscal 1992 net operating loss which could not be carried back to prior years. In fiscal 1992 and fiscal 1993, the Company was able to carryback domestic net operating losses to prior years which resulted in refunds of previously paid taxes. Refunds received totaled $2,462 in fiscal 1993 and $435 in fiscal 1994.

         The Company made income tax payments of $556 in fiscal 1994, $926 in fiscal 1993 and $1,358 in fiscal 1992.

6.  LONG TERM DEBT:

         Long term debt at June 30, 1994 and 1993 consisted of the following:

                                                                    1994                        1993
                                                                  --------                    --------
         $55 million secured credit facility                      $ 39,378                    $      -
         Term loan                                                  15,000                           -
         $30 million secured revolving credit
           facility                                                      -                      20,400
         Other notes payable, maturing at
           various dates through 2007, and
           bearing interest at rates varying
           from 7.35% to 10.00%                                      3,829                       4,660
                                                                  --------                    --------
                                                                    58,207                      25,060
         Less:  current portion                                      4,144                       2,493
                                                                  --------                    --------
           Long-term debt net of current
            portion                                               $ 54,063                    $ 22,567
                                                                  ========                    ========


        On May 20, 1994, the Operating Companies entered into a new $55 million secured credit facility with an affiliate of Citibank, N.A., as agent, which includes a $20 million letter of credit subfacility. The secured credit facility, which has an initial term of three years, will be extended for an additional year if the Senior Secured Notes have been repaid on or before March 1997. The secured credit facility is subject to borrowing base formulas. Interest is based, at the Company's option, on either (i) the prime rate of Citibank, N.A. plus 1.5%, or (ii) LIBOR plus 3.0%. These rates will be increased by 0.5% until such time as the term loan, discussed below, has been repaid in full. The weighted average interest rate on borrowings outstanding
under the credit facility was 8.5% during fiscal 1994.   The Company is required
to pay a committment fee of 0.5% per annum on the unused commitment. The secured credit facility is secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of the Operating Companies and 65% of the capital stock of one subsidiary of TWI. The agreement requires that Waxman USA maintain certain leverage, fixed charge coverage, net worth, capital expenditures and EBITDA to total cash interest ratios. All financial covenants are based solely on the results of operations of Waxman USA. The Company was in compliance with all covenants at June 30, 1994.

         The Operating Companies also entered into a $15.0 million three-year term loan with Citibank, N.A., as agent. The term loan bears interest at a rate per annum equal to 1.5% over the interest rate under the secured credit facility and is secured by a junior lien on the collateral under the secured credit facility. A one-time fee of 1.0% of the principal amount outstanding under the term loan will be payable if the loan is not repaid by November 20, 1994. Principal payments on the domestic term loan of $1.0 million each will be required quarterly commencing in March 1995. The term loan's financial covenants are identical to the covenants contained in the secured credit facility and are based solely on the results of operations of Waxman USA.

         The initial borrowings under the secured credit facility along with proceeds from the term loan were used to repay all borrowings under the Company's existing domestic bank credit facilities as well as fees and expenses associated with the issuance of the Company's Deferred Coupon Notes (See Note
8). The $55 million secured credit facility, the $15 million term loan and the issuance of the Deferred Coupon Notes were part of a financial restructuring (the Restructuring).

         In May 1994, the $30 million secured domestic revolving credit facility was terminated by the Company, and borrowings thereunder were refinanced using proceeds as discussed above. The weighted average interest rate on borrowings outstanding under the $30 million secured domestic revolving credit facility was 6.2% during fiscal 1994.

7.  SENIOR SECURED NOTES

        In September 1991, the Company completed a private placement of $50 million of 7-year Senior Secured Notes (the Senior Secured Notes), including detachable warrants to purchase 1 million shares of the Company's common stock (the Warrants). At the time of issuance, the Senior Secured Notes included $42.5 million of 12.25% fixed rate notes and $7.5 million of floating rate notes with interest at 300 basis points over the 90 day LIBOR rate. The Senior Secured Notes are redeemable in whole or in part, at the option of the Company, after September 1, 1993 at a price of 107.35% for the fixed rate notes and 103% for the floating rate notes. The redemption prices decrease annually to 100% of the principal amounts at September 1, 1996. Mandatory redemption payments of $14.45 million for the fixed rate notes, and $2.55 million for the floating rate notes are due on September 1, 1996 and September 1, 1997 and are calculated to retire 68% of the principal amount of the Senior Secured Notes prior to maturity. The Senior Secured Notes, which are secured by a pledge of all of the outstanding stock of the Company's wholly-owned subsidiaries, Barnett, Consumer Products and WOC, are senior in right of payment to all subordinated indebtedness and pari passu with all other senior indebtedness of the Company.

         The Warrants are exercisable through September 1, 1996, at a price of $4.60 per share. A portion of the proceeds of the private placement was allocated to the Warrants and, as a result, paid-in capital increased by $1 million in fiscal year 1992. The related $1 million reduction in the recorded principal amount of the Senior Secured Notes is being amortized as interest expense over the life of the Senior Secured Notes.

         During June 1992, the Company repurchased $10,850 principal amount of the fixed rate notes in open market purchases.

         The Senior Secured Note indenture contains various covenants, including dividend restrictions and minimum operating cash flow requirements. The operating cash flow covenant requires a minimum ratio of operating cash flow to interest expense of 1.1 to 1.0 (the Company's actual ratio for fiscal 1994 was approximately 1.2 to 1.0). For purposes of calculating this ratio, operating cash flow is calculated based on the results of continuing operations only and interest expense excludes any non-cash interest relating to the Company's Deferred Coupon Notes.

         During November 1993 and May 1994, the Company completed solicitations of consents from the holders of the Senior Secured Notes which, among other things, amended the net worth and certain other financial covenants and permitted the completion of the Company's Restructuring and eliminated any prospective defaults resulting from the adverse results and events relating to the Company's discontinued Canadian operations.

8.       SENIOR SECURED DEFERRED COUPON NOTES

         On May 20, 1994, the Company exchanged $50 million of its Senior Subordinated Notes for $50 million initial accreted value of 12.75% Senior Secured Deferred Coupon Notes due 2004 (the Deferred Coupon Notes) along with detachable warrants to purchase 2.95 million shares of the Company's common stock. The Deferred Coupon Notes have no cash interest requirements until 1999. Thereafter interest on the Deferred Coupon Notes will accrue at a rate of 12.75% and will be payable in cash semi-annually on June 1 and December 1. The Deferred Coupon Notes are redeemable, in whole or in part, at the option of the Company, after June 1, 1999 at 106.375% of accreted value, which decreases annually to 100% at the maturity date. The Deferred Coupon Notes are secured by a pledge of the capital stock of Waxman USA. Substantially all of the assets of Waxman USA are pledged under the Restructuring. The Deferred Coupon Notes rank senior in right of payment to all existing and future subordinated indebtedness of the Company and rank pari passu in right of payment with all other existing or future unsubordinated indebtedness of the Company. The Deferred Coupon Notes contain certain covenants which, among other things, limit additional indebtedness, the payment of dividends and any restricted payments.

The warrants are exercisable through June 1, 2004, at a price of $2.45 per share. A portion of the initial accreted value of the Deferred Coupon Notes was allocated to the warrants and as a result paid in capital increased by $2.5 million and the related $2.5 million reduction in the recorded initial accreted value of the Deferred Coupon Notes is being amortized as interest expense over the life of the Deferred Coupon Notes.

9.  SENIOR SUBORDINATED NOTES

        In June 1989, the Company issued $100 million principal amount of 13.75% Senior Subordinated Notes (Senior Subordinated Notes) due June 1, 1999. The Senior Subordinated Notes are redeemable in whole or in part, at the option of the Company, after June 1, 1994 at a price of 105.156% which decreases annually to 100% of the principal amount at the maturity date. Annual mandatory redemption payments of $20 million commencing June 1, 1996 are calculated to retire 60% of the issue prior to maturity. In case of a change in control, the noteholders have the right to require the Company to repurchase the Senior Subordinated Notes at established redemption prices. The Senior Subordinated Notes, which are unsecured, are subordinate in right of payment to all senior debt and are senior in right of payment to the Company's Convertible Debentures. Under the terms of the Senior Subordinated Note indenture, the Company may not incur additional indebtedness which is subordinate to senior debt and senior to the Senior Subordinated Notes. Additionally, the indenture agreement contains various other covenants, including dividend restrictions and minimum net worth requirements.

         As discussed in Note 8, during 1994, the Company exchanged $50 million principal amount of the Senior Subordinated Notes for a like amount of Deferred Coupon Notes. The $50 million of Senior Subordinated Notes exchanged satisfy the Company's mandatory redemption requirements with respect to such issue and, as a result, the $20 million mandatory redemption payments due on June 1, 1996 and 1997 have been satisfied and the mandatory redemption payment due on June 1, 1998 has been reduced to $8.8 million.

         During fiscal 1992, the Company repurchased $1,250 principal amount of the Senior Subordinated Notes in an open market purchase.

         During November 1993 and May 1994, the Company completed a solicitation of consents from the holders of the Senior Subordinated Notes which, among other things, amended the net worth and certain other financial covenants and permitted the completion of the Company's Restructuring and eliminated any prospective defaults resulting from the adverse results and events relating to the Company's discontinued Canadian operations.

10.   CONVERTIBLE SUBORDINATED DEBENTURES

         In March 1987, the Company issued $25 million principal amount of Convertible Subordinated Debentures (the Convertible Debentures) due March 15, 2007. The Convertible Debentures, which are unsecured, may be converted at any time prior to maturity, unless previously redeemed, into shares of the Company's common stock at a conversion price of $3.25 per share.

         During fiscal 1990, the Company called $12.5 million principal amount of the Convertible Debentures for redemption and subsequently $6.5 million principal amount was converted into 683 shares of common stock and the remaining $6.0 million principal amount was redeemed at the call price of 105%.

         During fiscal years 1990 and 1992, the Company also purchased $9.7 million and $.8 million, respectively, of the principal amount of the Convertible Debentures in open market purchases at prices which approximated the par value of the Convertible Debentures.

         In June 1994, the Company purchased $1.9 million of the Convertible Debentures pursuant to a mandatory repurchase obligation.

11.  STOCKHOLDERS' EQUITY:

         In March 1994, the Company contributed 50 shares of its common stock to the profit sharing retirement plan in lieu of a cash contribution. The total fair market value of the common stock at the date of contribution was approximately $132.

         In May 1992, the Company completed a public offering of 2,199 shares of common stock at a price of $5.00 per share. The net proceeds from the offering, after deducting all associated costs, were $9,785.

         Each share of common stock entitles the holder to one vote, while each share of Class B common stock entitles the holder to ten votes. Cash dividends on the Class B common stock may not exceed those on the common stock. Due to restricted transferability there is no trading market for the Class B common stock. However, the Class B common stock may be converted, at the stockholder's option, into common stock on a share-for-share basis at any time without cost to the stockholder.

         Stockholders' equity includes cumulative currency translation adjustments of ($600) and ($4,651) at June 30, 1994 and 1993, respectively. A foreign currency exchange loss of $6.4 million, which resulted from the elimination of the currency translation adjustments relating to Ideal, was realized as part of the loss on disposal of Ideal. See Note 2.

12.  STOCK OPTIONS:

  Stock Option Plan

         Effective July 1, 1992, the Company's stockholders approved the 1992 Non-Qualified and Incentive Stock Option Plan (the 1992 Stock Option Plan) which replaced the then existing stock option plan (the 1982 Plan) which terminated by its terms on April 30, 1992. The 1992 Stock Option Plan authorized the issuance of an aggregate of 1.1 million shares of common stock as incentive stock options to officers and key employees of the Company or its subsidiaries. During fiscal 1994, the Board of Directors of the Company approved an amendment to the 1992 Stock Option Plan which would increase the number of shares subject to the 1992 Stock Option Plan to 1.5 million shares. Such amendment is subject to stockholder approval, which the Company intends to seek at its next annual meeting of stockholders. Under the terms of the 1992 Stock Option Plan, all options granted are at an option price not less than the market value at the date of grant and may be exercised for a period not exceeding 10 years from the date of grant.

         During fiscal 1994, options exercisable to purchase an aggregate of 1,250 shares were issued under the 1992 Stock Option Plan at exercise prices of $2.25 to $3.88 per share, and options exercisable to purchase 1,046 shares with exercise prices of $2.38 to $5.00 per share were cancelled. At June 30, 1994, options for 1,194 shares were outstanding, of which none were exercisable. Of the options granted in fiscal 1994, options to purchase an aggregate of 200 shares are subject to stockholder approval to the amendment to the 1992 Stock Option Plan. At June 30, 1993, there were options for 990 shares outstanding under the 1992 Stock Option Plan.

         Also during fiscal 1994, options for 271 shares under the 1982 Plan with exercise prices of $4.75 to $6.00 per share were cancelled. At June 30, 1994, there were no options outstanding under the 1982 Plan. At June 30, 1993, there were options for 271 shares outstanding under the 1982 Plan.

  Other Stock Options

         In fiscal 1994, the Board of Directors of the Company adopted the
1994 Non-Employee Directors Stock Option Plan pursuant to which each current non-employee director of the Company was granted an option to purchase an aggregate of 20 shares of the Company's Common Stock at an exercise price of $2.25 per share and each future non-employee director of the Company would be granted, on the date such person becomes a non-employee director of the Company, an option to purchase an aggregate of 20 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The grant of such options is subject to stockholder approval, which the Company intends to seek at its next annual meeting of stockholders. In addition, during fiscal 1994 the Company granted a consultant to the Company an option to purchase an aggregate of 10 shares of Common Stock at an exercise price of $2.25 per share. At June 30, 1994, options to purchase a total of 70 shares were outstanding under the non-qualified options, of which none were
exercisable.   During  fiscal 1994, options to purchase 170 shares with
exercise prices  of $4.25 to $6.00 per share were cancelled.

13.  LEASE COMMITMENTS:

         The Company leases certain of its warehouse and office facilities and equipment under operating lease agreements which expire at various dates through 2003.

         Future minimum rental payments are as follows: $3,856 in 1995, $3,254 in 1996, $3,016 in 1997, $2,361 in 1998, $1,850 in 1999 and $2,595 after 1999, with a cumulative total of $16,932.

         Total rent expense charged to operations was $3,951 in 1994, $3,758 in 1993 and $3,398 in 1992.

14.  PROFIT SHARING PLAN:

         The Company has a trusteed profit sharing retirement plan for employees of certain of its divisions and subsidiaries. In fiscal 1989, the plan was amended to qualify under Section 401(K) of the Internal Revenue Code. Company contributions are determined by the Board of Directors. The charges to operations for Company contributions totaled $132 in fiscal 1993 and $123 in fiscal 1992.

15.  CONTINGENCIES:

         The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect the Company's financial statements.


                                                SUPPLEMENTARY FINANCIAL INFORMATION

  Quarterly Results of Operations:

         The following is a summary of the unaudited quarterly results of operations for the fiscal years ended June 30, 1994 and 1993 (in thousands, except per share amounts):


                                                                                                              AUDITED
FISCAL 1994                                       1ST QTR.       2ND QTR.       3RD QTR.       4TH QTR.        TOTAL
- -----------                                       --------       --------       --------       --------        -----
Net sales                                          $54,701        $53,233        $52,311         $54,867       $215,112
Gross profit                                        18,750         18,764         18,551          19,036         75,101
Operating income                                     4,759          5,124          4,413           3,917         18,213
Loss from continuing operations
  before extraordinary charge                         (357)           (42)          (941)         (2,132)        (3,472)
Income (loss) from discontinued
  operations                                           886            115         (4,250)              -         (3,249)
Loss on disposal                                                                 (38,343)                       (38,343)
Extraordinary charge                                     -              -         (6,625)           (199)        (6,824)
Net income (loss)                                      529             74        (50,159)         (2,331)       (51,888)
Primary and fully diluted
  earnings per share:
  Loss from continuing
    operations before cumulative
    effect of accounting change                       (.03)          (.01)          (.08)           (.18)          (.30)
  Income (loss) from discontinued
   operations                                          .07            .02           (.36)              -           (.28)
  Loss on disposal                                       -              -          (3.28)              -          (3.28)
  Extraordinary charge                                   -              -           (.57)           (.02)          (.58)
  Net income (loss)                                   (.04)           .01          (4.29)           (.20)         (4.44)


                                                                                                               AUDITED
FISCAL 1993                                        1ST QTR.       2ND QTR.      3RD QTR.       4TH QTR.         TOTAL
- -----------                                        --------       --------      --------       --------         -----

Net sales                                          $54,405        $50,969        $48,583         $50,821       $204,778
Gross profit                                        18,197         16,952         16,773          15,612         67,534
Operating income (loss)                              4,303          3,985          3,905          (7,502)         4,691
Loss from continuing operations
  before cumulative effect of
  accounting change                                   (363)          (547)          (710)        (14,270)       (15,890)
Income (loss) from discontinued
  operations                                           785            733           (218)        (12,540)       (11,240)
Cumulative effect of accounting
  change                                            (2,110)            --             --              --         (2,110)
Net income (loss)                                   (1,688)           186           (928)        (26,810)       (29,240)
Primary and fully diluted
  earnings per share:
  Loss from continuing
    operations before cumulative
    effect of accounting change                       (.03)          (.05)          (.06)          (1.22)         (1.36)
  Income (loss) from discontinued
   operations                                          .07            .07           (.02)          (1.08)          (.97)
  Cumulative effect of accounting change              (.18)            --             --              --           (.18)
  Net income (loss)                                   (.14)           .02           (.08)          (2.30)         (2.51)

                    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION                WAXMAN INDUSTRIES, INC.
                    OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE
                    HEREIN, IN CONNECTION WITH THIS OFFER AND, IF GIVEN
                    OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT
                    BE RELIED UPON.  THIS PROSPECTUS DOES NOT CONSTITUTE
                    AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO                          2,950,000
                    BUY, ANY OF THESE SECURITIES IN ANY JURISDICTION TO                        WARRANTS TO
                    ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER                  PURCHASE COMMON STOCK
                    OR SOLICITATION IN SUCH JURISDICTION.  THE DELIVERY
                    OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE                  ------------------
                    INFORMATION HEREIN IS CORRECT AS OF ANY TIME
                    SUBSEQUENT TO ITS DATE.
                                                                                                2,950,000
                                       -------------------------                                    SHARES OF
                                                                                              COMMON STOCK
                                                                                        PAR VALUE $.01 PER SHARE





                                                                                      -----------------------------


                                                                                               PROSPECTUS
                      TABLE OF CONTENTS
                                                 PAGE                                 -----------------------------
                                                 ----

              Available Information . . . . . .    3
              Prospectus Summary  . . . . . . .    4
              Risk Factors  . . . . . . . . . .   10                                                  , 1994
              Use of Proceeds . . . . . . . . .   12                                          ------
              Capitalization  . . . . . . . . .   13
              Price Range of Common Stock .  .    15
              Dividends . . . . . . . . . . . .   15
              Selected Financial Data . . . . .   16
              Management's Discussion and
                Analysis of Financial Condition
                and Results of Operations . . .   19
              Business  . . . . . . . . . . . .   26
              Management  . . . . . . . . . . .   36
              Principal Stockholders  . . . . .   41
              Recent Securities Offering and
                Related Matters . . . . . . . .   42
              Selling Security Holders  . . . .   45
              Description of Warrants . . . . .   46                                  -----------------------------
              Description of Capital Stock  . .   47
              Plan of Distribution  . . . . . .   48
              Legal Matters . . . . . . . . . .   49
              Experts . . . . . . . . . . . . .   49
              Index to Financial Statements . .  F-1
              Financial Statements  . . . . . .  F-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following expenses incurred in connection with this Registration Statement will be paid by the Company. The Selling Security Holders will not bear any of such expenses.

   Filing Fees - Securities and Exchange Commission     $  3,354
   Accounting Fees and Expenses                           25,000
   Legal Fees and Expenses                                40,000
   Printing Fees and Expenses                             10,000
   Miscellaneous Expenses                                 24,646
                                                        --------

   Total                                                $103,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Certificate of Incorporation of Waxman Industries, Inc. provides that each person who is a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of Waxman Industries, shall be indemnified and held harmless by Waxman Industries to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by Waxman Industries the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to Waxman Industries of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Waxman Industries maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of Waxman Industries in connection with the performance of their duties.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

      On May 20, 1994, the Company issued Series A 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 having an initial accreted value of $50,000,000 (the "Notes") together with warrants (the "Warrants") to purchase 2,950,000 shares of Common Stock in exchange for $50,000,000 aggregate principal amount of the Company's outstanding 13 3/4% Senior Subordinated Notes due June 1, 1994 pursuant to a private exchange offer (the "Private Exchange Offer").

      All of the participants in the Private Exchange Offer were either Qualified Institutional Buyers (as defined in Rule 144A under the Act) or Institutional Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Act).

      The Private Exchange Offer was made without registration under the Act in reliance on the exemption from the requirements for such registration provided under Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS


  3.1** Certificate of Incorporation of Waxman Industries, Inc. (Exhibit 3(a) to Waxman Industries, Inc.'s Form S-8 filed December 4, 1989, File No.
         0-5888, incorporated herein by reference).

  3.2**  By-laws of Waxman Industries, Inc. (Exhibit 3.2 to Waxman Industries,
         Inc.'s Annual Report on Form 10-K for the year ended June 30, 1990,
         File No.  0-5888, incorporated herein by reference).

  4.1**  Indenture, dated as of May 20, 1994, by and between Waxman Industries,
         Inc. and The Huntington National Bank, as Trustee, with respect to the Senior Secured Deferred Coupon Notes, including the form of Senior
         Secured Deferred Coupon Notes (Exhibit 4.1 to Waxman Industries,
         Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  4.2**  Warrant Agreement, dated as of May 20, 1994, by and between Waxman
         Industries, Inc. and The Huntington National Bank, as Warrant Agent
         (Exhibit 4.2 to Waxman Industries, Inc.'s Form S-4 filed June 20,
         1994, incorporated herein by reference).

  4.3** Warrant Certificate (Exhibit 4.3 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  5.1    Opinion of Shereff, Friedman, Hoffman & Goodman regarding legality.

 10.1**  Lease between Waxman Industries, Inc. as Lessee and Aurora Investment
         Co.  as Lessor dated June 30, 1992 (Exhibit 10.1 to Waxman Industries,
         Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992,
         File No.  0-5888, incorporated herein by reference).

 10.2**  Policy Statement (revised as of June 1, 1980) regarding Waxman
         Industries, Inc.'s Profit Incentive Plan (Exhibit 10(c)-1 to Waxman
         Industries, Inc.'s Annual Report on Form 10-K for the year ended June
         30, 1984, File No.  0-5888, incorporated herein by reference).

 10.3**  Employment Contract dated June 18, 1990 between Barnett Inc. and
         William R. Pray (Exhibit 10.4 to Waxman Industries, Inc.'s Annual
         Report on Form 10-K for the year ended June 30, 1991, File No.
         0-5888, incorporated herein by reference).

 10.4**  Form of Stock Option Agreement between Waxman Industries, Inc. and its
         Directors (Exhibit 10.5 to Waxman Industries, Inc.'s Annual Report on
         Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

 10.5**  Employment Contract dated January 1, 1992 between Waxman Industries,
         Inc. and John S. Peters (Exhibit 10.6 to Waxman Industries, Inc.'s
         Annual Report on Form 10-K for the year ended June 30, 1992, File No.
         0-5888, incorporated herein by reference).

 10.6**  Tax Sharing Agreement dated May 20, 1994 among Waxman Industries,
         Inc., Waxman USA, Barnett Inc., Waxman Consumer Products Group Inc.,
         WOC Inc. and Western American Manufacturing, Inc.  (Exhibit 10.6 to
         Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

 10.7**  Intercorporate Agreement dated May 20, 1994 among Waxman Industries,
         Inc., Waxman USA, Barnett Inc., Waxman Consumer Products Group Inc.,
         WOC Inc. and Western American Manufacturing, Inc.  (Exhibit 10.7 to
         Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

 10.8**  Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc.,
         Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the
         Lenders and Issuers party thereto and Citicorp


                                     II-2



         USA, Inc. as Agent, and certain exhibits thereto (Exhibit 10.8 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

10.9**   Term Loan Credit Agreement dated as of May 20, 1994 among Waxman USA,
         Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent
         (Exhibit 10.9 to Waxman Industries, Inc.'s Form S-4 filed June 20,
         1994, incorporated herein by reference).

12.1***  Statement re: computation of ratios.

21.1***  List of Subsidiaries of the Company.

23.1     Consent of Arthur Andersen LLP

23.2 Consent of Shereff, Friedman, Hoffman & Goodman (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

24.1     Power of Attorney (included in Part II of Registration Statement).

__________________
*   To be filed by amendment.
**  Incorporated herein by reference as indicated.
*** Filed as exhibits to the Company's Amendment No. 1 to Form S-2 Registration
    Statement on Form S-1 filed with the Securities and Exchange Commission on July 18, 1994.



    (B)  FINANCIAL STATEMENT SCHEDULES

None.

ITEM 17.  UNDERTAKINGS

         A.      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                          (i) To include any prospectus required by
                 Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with
                 respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Waxman Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 20th day of September, 1994.


                                WAXMAN INDUSTRIES, INC.


                                By:/s/Neal R.  Restivo
                                   -------------------
                                   Neal R.  Restivo,
                                   Vice President and Chief Financial Officer

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           NAME                                         TITLE                                       DATE
           ----                                         -----                                       ----
                 *
- ---------------------------------------   Chairman of the Board,                            September 20, 1994
         Melvin Waxman                    Co-Chief Executive Officer
                                          and Director

                 *
- ---------------------------------------   President, Co-Chief Executive                     September 20, 1994
         Armond Waxman                    Officer, Treasurer and Director

/s/      Neal R. Restivo                  Vice President and Chief Financial                September 20, 1994
- ---------------------------------------   Officer (principal financial and
         Neal R. Restivo                  accounting officer)

                 *                        Director                                          September 20, 1994
- ---------------------------------------
         Samuel J. Krasney

                 *                        Director                                          September 20, 1994
- ---------------------------------------
         Irving Z. Friedman

                 *                        Director                                          September 20, 1994
- ---------------------------------------
         Judy Robins



* By:    /s/ Neal R. Restivo
         ------------------------------
         Neal R. Restivo
         As Attorney-in-Fact

                                 EXHIBIT INDEX

                 Exhibit Number                          Exhibit Description                   Sequential Page Number
                 --------------               ------------------------------------------       ----------------------
                   3.1**                      Certificate of Incorporation of Waxman
                                               Industries, Inc. (Exhibit 3(a) to Waxman
                                              Industries, Inc.'s Form S-8 filed
                                              December 4, 1989, File No.  0-5888,
                                              incorporated herein by reference).

                   3.2**                      By-laws of Waxman Industries, Inc.
                                              (Exhibit 3.2 to Waxman Industries, Inc.'s
                                              Annual Report on Form 10-K for the year
                                              ended June 30, 1990, File No.  0-5888,
                                              incorporated herein by reference).

                   4.1**                      Indenture, dated as of May 20, 1994, by
                                              and between Waxman Industries, Inc. and
                                              The Huntington National Bank, as Trustee,
                                              with respect to the Deferred Coupon Notes,
                                              including the form of Deferred Coupon
                                              Notes (Exhibit 4.1 to Waxman Industries,
                                              Inc.'s Form S-4 filed June 20, 1994,
                                              incorporated herein by reference).

                   4.2**                      Warrant Agreement, dated as of May 20,
                                              1994, by and between Waxman Industries,
                                              Inc. and The Huntington National Bank, as
                                              Warrant Agent (Exhibit 4.2 to Waxman
                                              Industries, Inc.'s Form S-4 filed June 20,
                                              1994, incorporated herein by reference).

                   4.3**                      Warrant Certificate (Exhibit 4.3 to Waxman
                                              Industries, Inc.'s Form S-4 filed June 20,
                                              1994, incorporated herein by reference).

                   5.1                        Opinion of Shereff, Friedman, Hoffman &
                                              Goodman regarding legality.

                  10.1**                      Lease between Waxman Industries, Inc. as
                                              Lessee and Aurora Investment Co.  as
                                              Lessor dated June 30, 1992 (Exhibit 10.1
                                              to Waxman Industries, Inc.'s Annual Report
                                              on Form 10-K for the year ended June 30,
                                              1992, File No.  0-5888, incorporated
                                              herein by reference).

                  10.2**                      Policy Statement (revised as of June 1,


               Exhibit Number                              Exhibit Index                           Sequential Page Number
               --------------                 -------------------------------------------          ----------------------
                                              1980) regarding Waxman Industries, Inc.'s
                                              Profit Incentive Plan (Exhibit 10(c)-1 to
                                              Waxman Industries, Inc.'s Annual Report on
                                              Form 10-K for the year ended June 30,
                                              1984, File No.  0-5888, incorporated
                                              herein by reference).

                  10.3**                      Employment Contract dated June 18, 1990
                                              between Barnett Inc. and William R. Pray
                                              (Exhibit 10.4 to Waxman Industries, Inc.'s
                                              Annual Report on Form 10-K for the year
                                              ended June 30, 1991, File No. 0-5888,
                                              incorporated herein by reference).

                 10.4**                       Form of Stock Option Agreement between
                                              Waxman Industries, Inc. and its Directors
                                              (Exhibit 10.5 to Waxman Industries, Inc.'s
                                              Annual Report on Form 10-K for the year
                                              ended June 30, 1991, File No. 0-5888,
                                              incorporated herein by reference).


                 10.5**                       Employment Contract dated January 1, 1992
                                              between Waxman Industries, Inc. and John
                                              S. Peters (Exhibit 10.6 to Waxman
                                              Industries, Inc.'s Annual Report on Form
                                              10-K for the year ended June 30, 1992,
                                              File No.  0-5888, incorporated herein by
                                              reference).

                 10.6**                       Tax Sharing Agreement dated May 20, 1994
                                              among Waxman Industries, Waxman USA,
                                              Barnett Inc. , Waxman Consumer Products
                                              Group Inc., WOC Inc. and Western American
                                              Manufacturing, Inc. (Exhibit 10.6 to
                                              Waxman Industries, Inc.'s Form S-4 filed
                                              June 20, 1994, incorporated herein by
                                              reference).

                 10.7**                       Intercorporate Agreement dated May 20,
                                              1994 among Waxman Industries, Waxman USA,
                                              Barnett Inc., Waxman Consumer Products
                                              Group Inc., WOC Inc. and Western American
                                              Manufacturing, Inc. (Exhibit 10.7 to
                                              Waxman Industries, Inc.'s Form S-4


              Exhibit Number                             Exhibit Index                                 Sequential Page Number
              --------------                  --------------------------------------------             ----------------------
                                              filed June 20, 1994, incorporated herein
                                              by reference).

              10.8**                          Credit Agreement dated as of May 20, 1994
                                              among Waxman USA, Inc., Barnett Inc.,
                                              Waxman Consumer Products Group Inc. and
                                              WOC Inc., the Lenders and Issuers party
                                              thereto and  Citicorp USA, Inc., as Agent,
                                              and certain exhibits thereto (Exhibit 10.8
                                              to Waxman Industries, Inc.'s  Form S-4
                                              filed June 20, 1994, incorporated herein
                                              by reference).

              10.9**                          Term  Loan Credit Agreement dated as of May
                                              20, 1994 among Waxman USA, Inc., Barnett
                                              Inc., Waxman Consumer Products Group, Inc.
                                              and WOC Inc., the Lenders and Issuers
                                              party thereto and Citibank, N.A., as Agent
                                              (Exhibit 10.9 to Waxman Industries, Inc.'s
                                              Form S-4 filed June 20, 1994, incorporated
                                              herein by reference).

              12.1***                         Statement re: computation of ratios.

              21.1***                         List of Subsidiaries of the Company.

              23.1                            Consent of Arthur Andersen LLP

              23.2                            Consent of Shereff, Friedman, Hoffman &
                                              Goodman (contained in its opinion filed as
                                              Exhibit 5.1 to this Registration
                                              Statement).

              24.1                            Power of Attorney (included in Part II of
                                              Registration Statement).

__________________

*        To be filed by amendment.
**       Incorporated herein by reference as indicated.
*** Filed as exhibits to the Company's Amendment No. 1 to Form S-2 Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 18, 1994.

                                                               II-8